Exhibit 99.1

American Bitcoin Corp.
Condensed Balance Sheets
(in USD thousands, except share and per share data)

	Condensed Unaudited March 31, 2025	Condensed Combined Audited December 31, 2024
Assets
Current assets
Deposits and prepaid expenses	$—	$42,650
Derivative asset	—	18,076
Digital assets – pledged for miner purchase	—	92,389
Total current assets	—	153,115

Non-current assets
Digital assets – held in custody	—	525,236
Digital assets – pledged as collateral	—	331,876
Property and equipment, net	121,112	43,089
Goodwill	—	53,082
Total non-current assets	121,112	953,283
Total assets	$121,112	$1,106,398

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$—	$31,012
Derivative liability	—	18,437
Income tax payable	—	889
Total current liabilities	—	50,338

Non-current liabilities
Deferred tax liabilities	5,355	40,993
Total non-current liabilities	5,355	40,993
Total liabilities	$5,355	$91,331

Commitments and contingencies (Note 11)

Stockholders’ equity
Common stock, $0.0001 par value; 1,100,000,000 shares authorized; 50,500,000 shares issued and outstanding as of March 31, 2025	5	—
Additional paid-in capital	115,752	—
Accumulated other comprehensive (loss) income	—	(48,347)
Former net parent investment	—	1,063,414
Total stockholders’ equity	115,757	1,015,067
Total liabilities and stockholders’ equity	$121,112	$1,106,398

See accompanying Notes to Unaudited Condensed and Combined Financial Statements.

American Bitcoin Corp.
Condensed and Combined Statements of Operations and Comprehensive (Loss) Income
(in USD thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$12,338	$30,357

Cost of revenue (exclusive of depreciation and amortization shown below)	11,651	16,810

Operating expenses (income):
Depreciation and amortization	6,424	7,125
General and administrative expenses	14,368	11,806
Loss on sale of property and equipment	2,454	—
Losses (gains) on digital assets	112,394	(274,540)
Total operating expenses (income)	135,640	(255,609)
Operating (loss) income	(134,953)	269,156

Other income (expense):
Interest expense	—	(1,296)
Gain on derivatives	20,862	—
Total other income (expense)	20,862	(1,296)

(Loss) income from continuing operations before taxes	(114,091)	267,860

Income tax benefit (provision)	13,468	(33,896)
Net (loss) income from continuing operations	(100,623)	233,964

Loss from discontinued operations (net of income tax benefit of nil, and $1.1 million respectively)	—	(3,554)

Net (loss) income	$(100,623)	$230,410

Other comprehensive (loss) income:
Foreign currency translation adjustments	4,467	(15,137)
Total comprehensive (loss) income	$(96,156)	$215,273

See accompanying Notes to Unaudited Condensed and Combined Financial Statements.

American Bitcoin Corp.
Condensed and Combined Statements of Stockholders’ Equity
(in USD thousands, except share and per share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Former Parent Net Investment	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2023	—	$—	$—	$10,997	$462,787	$473,784
Net income	—	—	—	—	230,410	230,410
Net transfers from parent	—	—	—	—	7,735	7,735
Foreign currency translation adjustments	—	—	—	(15,137)	—	(15,137)
Balance, March 31, 2024	—	$—	$—	$(4,140)	$700,932	$696,792

Balance, December 31, 2024	—	$—	$—	$(48,347)	$1,063,414	$1,015,067
Net loss(a)	—	—	—	—	(100,623)	(100,623)
Net transfers from parent	—	—	—	—	(798,687)	(798,687)
Foreign currency translation adjustments	—	—	—	4,467		4,467
Disposition of cumulative translation adjustment	—	—	—	43,880	(48,347)	(4,467)
Issuance of shares at separation	50,500,000	5	115,752	—	(115,757)	—
Balance, March 31, 2025	50,500,000	$5	$115,752	$—	$—	$115,757

____________

(a)      Net loss from January 1, 2025 through March 31, 2025 is attributed to the former parent as it was the sole shareholder prior to March 31, 2025.

See accompanying Notes to Unaudited Condensed and Combined Financial Statements.

American Bitcoin Corp.
Condensed and Combined Statements of Cash Flows
(in USD thousands)

	Unaudited Condensed Three Months Ended March 31, 2025	Unaudited Condensed Combined Three Months Ended March 31, 2024
Operating activities
Net (loss) income	$(100,623)	$230,410
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,424	7,125
Stock-based compensation	2,145	2,639
Bitcoin mining revenue	(12,338)	(30,357)
Losses (gains) on digital assets	112,394	(274,540)
Deferred tax assets and liabilities	(19,890)	33,064
Gain on derivatives	(20,862)	—
Loss on sale of property and equipment	2,454	—
Amortization of debt discount	—	1,304
Loss on discontinued operations	—	3,554
Changes in assets and liabilities:
Deposits and prepaid expenses	—	6,924
Income taxes payable	(889)	(318)
Accounts payable and accrued expenses	(13,468)	(14,150)
Net cash used in operating activities	(44,653)	(34,345)

Investing activities
Proceeds from sale of digital assets	3,429	36,109
Proceeds from sale of property and equipment	2,563	—
Net cash (used in) provided by investing activities	5,992	36,109

Financing activities
Repayment from loans payable	—	(6,860)
Legal contribution of mining operations to ABTC	955,245	—
Distribution to parent	(115,752)	—
Net parent investment	(800,832)	5,096
Net cash provided by (used in) financing activities	38,661	(1,764)

Net increase (decrease) in cash	—	—
Cash, beginning of period	—	—
Cash, and restricted cash, end of period	$—	$—

See accompanying Notes to Unaudited Condensed and Combined Financial Statements.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 1. Description of business, the transactions and basis of presentation

Description of business

American Bitcoin Corp. (“ABTC”), formerly known as American Data Centers Inc., is a Bitcoin mining company that was incorporated in the state of Delaware in November 2024. On March 31, 2025, through the Transactions (as defined below), ABTC became a majority-owned subsidiary of Hut 8 Corp. (including its consolidated subsidiaries, “Parent”). ABTC did not historically operate as a standalone company. Unless otherwise indicated, ABTC’s results of operations reflected herein refer to Parent’s Bitcoin mining operations, represented by the “Bitcoin mining” sub-segment of Parent’s “Compute” segment. See “Basis of presentation” below. The business of ABTC is (i) the operation of application-specific integrated circuit (“ASIC”) miners for the purpose of mining Bitcoin and (ii) the strategic accumulation of Bitcoin.

The Transactions

Transaction with American Data Centers Inc.

On March 31, 2025, Parent, American Data Centers Inc. (“ADC”), and the stockholders of ADC entered into a Contribution and Stock Purchase Agreement (the “Agreement”), pursuant to which Parent contributed to ADC substantially all of Parent’s wholly-owned ASIC miners, representing the business of ABTC, in exchange for newly issued Class B Common Stock of ADC, representing 80% of the total and combined voting power and 80% of the issued and outstanding equity interests of ADC after giving effect to the issuance (the “Transactions”). In connection with the Transactions, ADC was renamed American Bitcoin Corp. and became a majority-owned subsidiary of Parent.

The Transactions were effectuated as follows:

On March 14, 2025, Parent created American Bitcoin Holdings LLC (“ABH”), a wholly-owned subsidiary, and on March 30, 2025, transferred substantially all of Parent’s wholly-owned ASIC miners to ABH as a transfer under common control.

On March 31, 2025, under the Agreement, ABH acquired shares of Class B Common Stock of ADC representing 80% of the total and combined voting power and 80% of the issued and outstanding equity interests of ADC in exchange for ABH’s ASIC miners, representing the business of ABTC. In connection with the Transactions, ADC was renamed American Bitcoin Corp.

In connection with the Transactions, Parent and ABTC entered into a Master Services Agreement and a Master Colocation Services Agreement providing for Parent and its personnel to perform day-to-day commercial and operational management services and ASIC colocation services to ABTC, respectively, in each case on an exclusive basis for so long as such agreements remain in effect. Parent and ABTC also entered into a Shared Services Agreement, pursuant to which Parent and its personnel would provide back-office support services to ABTC.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 1. Description of business, the transactions and basis of presentation (cont.)

The following table presents a reconciliation of the unaudited condensed combined balance sheet of ABTC as of March 31, 2025, prior to the effectiveness of the Transactions, and the unaudited condensed balance sheet of ABTC as of March 31, 2025, following the effectiveness Transactions:

	ABTC’s Combined Balance Sheet	Legal Contribution	ABTC’s Balance Sheet
Assets
Current assets
Cash	$—	$—	$—
Deposits and prepaid expenses	36,920	(36,920)	—
Derivative assets	21,397	(21,397)	—
Digital assets – pledged for miner purchase	79,893	(79,893)	—
Total current assets	138,210	(138,210)	—

Non-current assets
Digital assets – held in custody	597,743	(597,743)	—
Digital assets – pledged as collateral	169,608	(169,608)	—
Property and equipment, net	123,079	(1,967)	121,112
Goodwill	53,169	(53,169)	—
Total non-current assets	943,599	(822,487)	121,112
Total assets	$1,081,809	$(960,697)	$121,112

Liabilities and equity
Current liabilities
Accounts payable and accrued expenses	$108,235	$(108,235)	$—
Derivative liability	896	(896)	—
Income tax payable	19	(19)	—
Total current liabilities	109,150	(109,150)	—
Non-current liabilities
Deferred tax liability	21,103	(15,748)	5,355
Total liabilities	130,253	(124,898)	5,355
Stockholders’ equity
Parent net investment	995,436	(995,436)	—
Common Stock	—	5	5
Additional paid-in capital	—	115,752	115,752
Accumulated other comprehensive income	(43,880)	43,880	—
Total stockholders’ equity	951,556	(835,799)	115,757
Total liabilities and stockholders’ equity	$1,081,809	$(960,697)	$121,112

Transaction with Gryphon Digital Mining, Inc.

On May 9, 2025, Gryphon Digital Mining, Inc., a Delaware corporation (“Gryphon”), GDM Merger Sub I Inc., a Delaware corporation and wholly owned direct subsidiary of Gryphon (“Merger Sub Inc.”), GDM Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of Gryphon (“Merger Sub LLC”), and ABTC entered into an Agreement and Plan of Merger (the “Merger Agreement” and such transactions, the “Mergers”). Following the Mergers, Gryphon will be renamed American Bitcoin Corp. (the “Combined Company”) and ABTC’s business is expected to be the business of the Combined Company.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 1. Description of business, the transactions and basis of presentation (cont.)

Following the closing of the transactions contemplated by the Merger Agreement, including the Mergers, (i) the aggregate number of shares of ABTC Class A common stock and Class B common stock issued to ABTC equity holders as consideration for the Merger is expected to represent approximately 98% of the outstanding equity interests of the Combined Company, on a fully diluted basis, and (ii) Gryphon equity holders are expected to own 2.0% of the outstanding equity interests of the Combined Company, on a fully diluted basis, after their shares of Gryphon common stock are reclassified into shares of Combined Company Class A common stock.

Basis of presentation

Until the effectiveness of the Transactions on March 31, 2025, ABTC’s operations were historically operated as the “Bitcoin mining” sub-segment of Parent’s “Compute” segment and not as a standalone company. ABTC’s Condensed Combined Financial Statements, representing the historical assets, liabilities, operations and cash flows directly attributable to ABTC have been prepared on a carve-out basis through the use of a management approach from Parent’s consolidated financial statements and accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Parent. Historically, separate financial statements have not been prepared for ABTC and it has not operated as a standalone business from Parent.

Following the effectiveness of the Transactions on March 31, 2025, ABTC began operating as a standalone entity with its own accounting and financial records. ABTC’s condensed balance sheet as of March 31, 2025 reflects the assets and liabilities that ABTC directly owns or is legally obligated to satisfy, respectively, post-Transactions. Starting March 31, 2025, following the effectiveness of the Transactions, ABTC’s results of operations are the results directly attributed to its standalone operations rather than the Bitcoin mining operations of Parent. Note that the post-Transactions operational activity for March 31, 2025 was deemed immaterial to ABTC’s Statements of Operations and Comprehensive Income (Loss).

Prior to the effectiveness of the Transactions on March 31, 2025, all revenues and costs, as well as assets and liabilities directly associated with what was historically Parent’s Bitcoin mining activities are included in ABTC’s unaudited condensed and combined financial statements, including Parent’s strategic Bitcoin reserve (which remained with Parent following the effectiveness of the Transactions). Additional costs allocated to ABTC include corporate general and administrative expenses which consist of various categories, including but not limited to: employee compensation and benefits, professional services, facilities and corporate office expenses, information technology, interest expenses, and share-based compensation. The corporate and general administrative expenses allocated are primarily based on a percentage of revenue basis that is considered to be a reasonable reflection of the utilization of the services provided or benefit received during the periods presented, depending on the nature of the service received. Management believes the assumptions underlying ABTC’s unaudited condensed and combined financial statements, including the expense methodology and resulting allocation, are reasonable for all periods presented. However, the allocations may not include all of the actual expenses that would have been incurred by ABTC and may not reflect its results of operations, financial position and cash flows had it been a standalone company during the periods presented. Actual costs that might have been incurred had ABTC been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions ABTC might have performed directly or outsourced, and strategic decisions ABTC might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. These costs also may not be indicative of the expenses that ABTC will incur in the future or would have incurred if ABTC had obtained these services from a third party.

Prior to the effectiveness of the Transactions on March 31, 2025, all intracompany transactions within ABTC have been eliminated. All intercompany transactions between ABTC and Parent are considered to be effectively settled in ABTC’s unaudited condensed and combined financial statements at the time the transactions are recorded. The total net effect of these intercompany transactions considered to be settled is reflected in the unaudited combined statement of cash flows within financing activities and in the unaudited condensed balance sheets as net parent investment. As of March 31, 2025, as described in the description of the Transactions above, the total net parent investment has been settled.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 1. Description of business, the transactions and basis of presentation (cont.)

Prior to the effectiveness of the Transactions on March 31, 2025, ABTC’s equity balance in its unaudited condensed combined financial statements represents the excess of total liabilities over assets. Net parent investment is primarily impacted by contributions from Parent which are the result of net funding provided by or distributed to Parent.

Prior to the effectiveness of the Transactions on March 31, 2025, cash was managed through bank accounts controlled and maintained by Parent. ABTC does not have legal ownership of any bank accounts containing cash balances. As such, cash held in commingled accounts with Parent is presented within net parent investment on the unaudited condensed balance sheets. Subsequent to March 31, 2025, ABTC has set up its own bank accounts to appropriately settle its liabilities.

Prior to the effectiveness of the Transactions on March 31, 2025, ABTC was not a co-obligor on Parent’s third-party, long-term debt obligations nor is ABTC expected to pay any portion of Parent’s third-party, long-term debt. However, proceeds from Parent’s third-party debts were used to finance ABTC’s purchase of ASICs or directly used for Bitcoin mining-related activities and were included in ABTC’s unaudited condensed combined financial statements. While ABTC is not a legal obligor, certain Bitcoin mining assets of ABTC were pledged as collateral as disclosed in Note 4. As of March 31, 2025, following the effectiveness of the Transactions, ABTC is no longer connected to any Parent debt.

The accompanying unaudited condensed and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting. While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all the information and footnotes required by GAAP for complete financial statements. As such, the information included in these unaudited condensed and combined financial statements should be read in conjunction with the ABTC’s combined annual financial statements for the year-ended December 31, 2024 and 2023 and related notes.

Interim results are not necessarily indicative of results for a full year.

The U.S. Dollar is the functional and presentation currency of ABTC.

Significant accounting policies followed by ABTC in the preparation of the accompanying Unaudited Condensed Combined Financial Statements are summarized below.

Note 2. Significant accounting policies and recent accounting pronouncements

Recent accounting pronouncements

ABTC continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects ABTC’s financial reporting, ABTC undertakes a study to determine the consequences of the change to its unaudited condensed and combined financial statements and ensures that there are proper controls in place to ascertain that ABTC’s unaudited condensed and combined financial statements properly reflect the change.

In January 2025, the Financial Accounting Standards Board (“FASB”) issued Update ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2025-01 was issued to clarify the effective date for Update ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 requires public business entities to provide additional disclosures in the notes to financial statements, disaggregating specific expense categories within relevant income statement captions. The prescribed categories include purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depreciation, depletion, and amortization related to oil-and-gas

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

producing activities. ASU 2024-03 is effective for the first annual reporting period beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. ABTC is currently assessing the impact of adopting the standard.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) to enhance transparency in income tax reporting. ASU 2023-09 requires public business entities to disclose more detailed information about the nature and composition of deferred tax assets and liabilities, including the impact of tax law changes on current taxes payable. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption had no material impact to ABTC. See Note 8 for disclosures related to income taxes.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of ABTC’s unaudited condensed and combined financial statements include estimates associated with revenue recognition, determining the useful lives and recoverability of long-lived assets, goodwill, digital assets, the allocation of costs to ABTC for certain corporate and shared service functions in preparing ABTC’s unaudited condensed and combined financial statements on a carve-out basis, and current and deferred income tax assets (including the associated valuation allowance) and liabilities.

Fair value measurement

ABTC’s financial assets and liabilities are accounted for in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —	Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.
Level 3 —	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on ABTC’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or a liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

Assets and liabilities measured at fair value on a recurring basis

The following table presents information about ABTC’s assets and liabilities measured at fair value on a recurring basis and ABTC’s estimated level within the fair value hierarchy of those assets and liabilities as of and December 31, 2024. There were no assets and liabilities measured at fair value on a recurring basis as of March 31, 2025, as Parent retained its strategic Bitcoin reserve following the effectiveness of the Transactions.

(in USD thousands)	Fair value measured at December 31, 2024
	Total carrying value at December 31, 2024	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Digital assets	$949,501	$949,501	$—	$—
Covered call options	(18,437)	—	(18,437)	—
Bitcoin redemption option	18,076	—	—	18,076

Digital assets are made up of $424.3 million of Bitcoin pledged as collateral for debt and for miner purchases and $525.2 million held in custody.

In determining the fair value of its digital assets, ABTC uses quoted prices as determined by ABTC’s principal market, which is Coinbase Prime. As such, ABTC’s Digital assets were determined to be Level 1 assets. See Digital assets below for a description of ABTC’s digital asset accounting policy. In estimating the fair value of its covered call options (as defined below), ABTC uses the Black-Scholes pricing model, which includes several inputs and assumptions including the market price of the underlying asset (Bitcoin), the underlying asset’s implied volatility, the risk-free interest rate, and the expected term of the options. The expected term of the options is the contractual term of the options given the options can only be exercised on the expiry date. ABTC determined that the covered call options are Level 2 liabilities given all inputs are observable, but the options themselves are not traded in an active market. ABTC estimates the fair value of its Bitcoin redemption option using the Black-Scholes pricing model, which includes several inputs and assumptions including the market price of the underlying asset (Bitcoin), the underlying asset’s implied volatility, the risk-free interest rate, and the expected term of the redemption option. In addition, management’s assumption of the start of the redemption period, triggered by a shipment date of purchased property and equipment, is a significant unobservable input. For quantitative disclosure on the inputs used to fair value ABTC’s Bitcoin redemption option, see Note 10. Derivatives. ABTC determined that the Bitcoin redemption option is a Level 3 liability given a significant unobservable input, delivery date of the miners became observable, is included in its valuation.

See the Derivatives below for a description of ABTC’s derivative instrument accounting policy.

Assets and liabilities measured at fair value on a non-recurring basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, ABTC also measures certain assets and liabilities at fair value on a non-recurring basis. ABTC’s non-financial assets, including goodwill and property and equipment, are measured at fair value when there is an indication of impairment and the carrying amount exceeds the asset’s projected undiscounted cash flows. These assets are recorded at fair value only when an impairment charge is recognized. ABTC had no impairment from its continuing operations related to its non-financial assets and liabilities measured on a non-recurring basis during the three months ended March 31, 2025 and 2024. ABTC recognized approximately $3.1 million of impairment losses from its discontinued operations related to the Drumheller site’s non-financial assets and liabilities measured on a non-recurring basis during the three months ended March 31, 2024. There were no discontinued operations in the three months ended March 31, 2025. See the Impairment of long-lived assets and Goodwill accounting policies below, as well as Note 3 for further discussion.

The carrying amounts of ABTC’s financial assets and liabilities, such as accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

Digital assets

Bitcoin, representing ABTC’s digital assets, is measured at fair value as of each reporting period. The fair value of digital assets is measured using the period-end closing price from ABTC’s principal market, which is Coinbase Prime, in accordance with ASC 820. Since the digital assets are traded on a 24-hour period, ABTC utilizes the price as of midnight UTC time, which aligns with ABTC’s Bitcoin mining revenue recognition cut-off. Changes in fair value are recognized in Gains on digital assets, in Operating (income) expenses on ABTC’s unaudited condensed and combined statement of operations and comprehensive income (loss). When ABTC sells digital assets, gains or losses from such transactions are measured as the difference between the cash proceeds and the carrying basis of the digital assets as determined on a First In-First Out basis and are also recorded within the same line-item Gains on digital assets.

Digital assets received by ABTC through its revenue activities are accounted for in connection with ABTC’s revenue recognition policy disclosed below.

During the fourth quarter of 2024, Parent made the decision to change its strategic treasury policy, retaining all Bitcoin mined in its operations to increase its Bitcoin holdings. As a result of its intent to hold its Bitcoin, Parent began classifying its digital assets held as a non-current asset on its unaudited condensed balance sheet, except for certain specific use cases. Decisions to utilize the Bitcoin will be made on a case-by-case basis. ABTC has classified certain digital assets as current on its unaudited condensed balance sheet in connection with the Bitcoin purchased and subsequently pledged to Bitmain Technologies Delaware Limited (“BITMAIN”) in connection with a Future Sales and Purchase Agreement, as amended (the “BITMAIN Purchase Agreement”) to acquire ASIC miners. ABTC has retained Parent’s accounting position, but not Bitcoin assets, post-Transactions and expects to retain its Bitcoin held as a non-current assets on its balance sheet, except for certain specific use cases.

Impairment of long-lived assets

ABTC continually monitors events and changes in circumstances that could indicate that the carrying amounts of its long-lived assets, including property and equipment, may not be recoverable. When such events or changes in circumstances occur, ABTC assesses recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows from it. If the expected future undiscounted cash flows from the assets are less than the carrying amount of these assets, ABTC recognizes an impairment loss based on any excess of the carrying amount over the fair value of the assets.

When recognized, impairment losses related to long-lived assets to be held and used in operations are recorded as cost and expenses in ABTC’s unaudited condensed and combined statements of operations and comprehensive income (loss).

Impairment of goodwill

ABTC reviews goodwill for impairment at the reporting unit level on an annual basis during the fourth quarter of each fiscal year and in between annual tests whenever events or changes in circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value. In performing the goodwill impairment test, ABTC first performs a qualitative assessment, which requires ABTC to consider events or circumstances, including significant changes in the manner of ABTC’s use of the acquired assets or the strategy for ABTC’s overall business, significant underperformance relative to expected historical or projected development milestones, significant negative regulatory or economic trends, and significant technological changes that could render the asset (or asset group) obsolete. If, after assessing the totality of events or circumstances, ABTC determines that it is more likely than not that the fair value of its reporting unit is greater than the carrying amounts, then the quantitative goodwill impairment test is not performed.

If the qualitative assessment indicates that the quantitative analysis should be performed, ABTC next evaluates goodwill for impairment by comparing the fair value of its reporting unit to its carrying value, including the associated goodwill. To determine the fair value, ABTC uses the equal weighting of the market approach based on comparable publicly traded companies in similar lines of businesses and the income approach based on estimated discounted future cash flows. Cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors.

ABTC has not recorded an impairment to goodwill as of March 31, 2025.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

Derivatives

ABTC accounts for the derivative contracts it enters into as follows:

Bitcoin redemption option

Parent has entered into an agreement to purchase ASIC miners that includes a pledge of Bitcoin and a right to redeem the pledged Bitcoin for a certain period after the redemption period starts. The redemption period starts when the purchased ASIC miners are shipped. The amount of Bitcoin that can be redeemed is pro-rata of the percentage of ASIC miners shipped. This Bitcoin redemption option does not qualify as an accounting hedge under FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”). Accordingly, ABTC carries the Bitcoin redemption option at fair value and any gains or losses are recognized in profit or loss, respectively. See Note 7 for further discussion.

Covered call options

From time to time, Parent has sold call options on Bitcoin that it owns (the “covered call options”) to generate cash flows on a portion of its Bitcoin held. These options do not qualify as accounting hedges under ASC 815. Accordingly, ABTC carries the covered call options at fair value and any gains or losses are recognized in profit or loss, respectively.

Note 3. Discontinued Operations

On March 4, 2024, Parent announced the closure of its Drumheller, Alberta mining site after analysis of ABTC’s operations. It was determined that the profitability of the Drumheller site had been impacted significantly by various factors, including elevated energy costs and underlying voltage issues. ABTC further assessed the profitability of the site which indicated that an impairment triggering event had occurred. Accordingly, with the planned closure of the Drumheller site, the long-lived assets of the site were fully written down. This resulted in a write down of $3.1 million, which is reflected in the Loss from discontinued operations in ABTC’s unaudited condensed and combined statements of operations and comprehensive income (loss) for the three months ended March 31, 2024.

There is considerable management judgment necessary to determine the estimated future cash flows and fair values of ABTC’s long-lived assets, and, accordingly, actual results could vary significantly from such estimates, which fall under Level 3 within the Fair value measurement hierarchy (see Note 2 for further discussion).

The closure was completed as of December 31, 2024, and there were no discontinued operations for the three months ended March 31, 2025.

(in USD thousands)	Three Months End March 31
	2025	2024
Revenue	$—	$979

Cost of revenue (exclusive of depreciation and amortization shown below)	—	2,349

Operating expenses:
Depreciation and amortization	—	169
General and administrative expenses	—	22
Impairment of long-lived assets	—	3,104
Total operating expenses	—	3,295

Loss from discontinued operations before taxes	—	(4,665)

Income tax benefit (provision)	—	1,111
Net loss	$—	$(3,554)

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 3. Discontinued Operations (cont.)

Cash flows from Discontinued Operations	Three Month End March 31,
(in USD thousands)	2025	2024
Operating cash flows (used in) provided by discontinued operations	$—	$(1,504)
Assets and Liabilities of Discontinued Operations	March 31,
(in USD thousands)	2025	2024
Assets	$—	$—
Liabilities	—	—

ABTC recorded impairment related to the mining equipment and mining infrastructure at the Drumheller site after the decision to cease operations at the site in March 2024. Refer to Note 5 for further discussion.

Note 4. Digital assets

The following table presents the changes in carrying amount of digital assets as of March 31, 2024, and March 31, 2025:

(in USD thousands)	Amount
Balance as of December 31, 2023	$388,131
Revenue recognized from Bitcoin mined	30,357
Revenue recognized from discontinued operations	979
Mining revenue earned in prior period received in current period	292
Carrying value of Bitcoin sold	(36,109)
Change in fair value of Bitcoin	274,540
Foreign currency translation adjustments	(9,295)
Balance as of March 31, 2024	$648,895

Number of Bitcoin held as of March 31, 2024	9,102
Cost basis of Bitcoin held as of March 31, 2024	$348,549
Realized gains on the sale of Bitcoin for the 3 months ended March 31, 2024	$4,431

Balance as of December 31, 2024	$949,501
Revenue recognized from Bitcoin mined	12,338
Carrying value of Bitcoin sold	(3,429)
Change in fair value of Bitcoin	(112,394)
Legal contribution of mining operations to ABTC	(847,244)
Foreign currency translation adjustments	1,228
Balance as of March 31, 2025	$—

Number of Bitcoin held as of March 31, 2025	—
Number of Bitcoin pledged to BITMAIN as of March 31, 2025	—
Cost basis of Bitcoin held as of March 31, 2025	$—
Realized gains on the sale of Bitcoin for the three months ended March 31, 2025	$828

Digital assets are either held in segregated custody accounts for the benefit of Parent, held in segregated custody accounts under Parent’s ownership and pledged as collateral under a borrowing arrangement or in connection with covered call options sold, or held by BITMAIN for the Bitcoin pledged in connection with the BITMAIN Purchase

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 4. Digital assets (cont.)

Agreement, as amended, for ASIC miner purchases from them. As discussed in Note 1, Parent contributed only ASIC miners as part of the Transactions. As a result, the entire strategic Bitcoin reserve remained with Parent following the effectiveness of the Transactions. The details of the digital assets are as follows:

	Amount		Number of digital assets
(in USD thousands)	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
Current
Bitcoin held in custody	$—		$—
Other digital assets held in custody
Total current digital assets held in custody	—		—
Bitcoin pledged for miner purchase	—	92,389	—	968
Total current digital assets pledged for miner purchase	—	92,389	—	968
Non-current
Bitcoin held in custody	—	525,236	—	5,648
Total non-current digital assets – held in custody	—	525,236	—	5,648
Bitcoin pledged as collateral	—	331,876	—	3,555
Total non-current digital assets – pledged as collateral	—	331,876	—	3,555
Total digital assets	$—	$949,501	—	10,171

In November 2024, Parent entered into the BITMAIN Purchase Agreement to purchase approximately 30,000 BITMAIN Antminer S21+ ASIC miners. In December 2024, in connection with the BITMAIN Purchase Agreement, Parent completed its Bitcoin pledge by depositing 968 Bitcoin into a segregated wallet with BITMAIN, which remains subject to a three-month redemption right from the shipment date of the purchased ASIC miners, whereby Parent has the option to repurchase, with cash, the pledged Bitcoin at a mutually agreed upon fixed price. If Parent does not exercise this right within the redemption period, BITMAIN will retain full ownership of the pledged Bitcoin as consideration for the purchased ASIC miners.

As of March 31, 2025, Parent had pledged 968 Bitcoin with a fair value of $79.9 million, classified as Digital assets — pledged for miner purchase under current assets on its unaudited condensed consolidated balance sheet. A corresponding liability of $100.9 million was recorded under Miner purchase liability under current liabilities on ABTC’s unaudited condensed balance sheet prior to the effectiveness of the Transactions, reflecting Parent’s obligation to either redeem the pledged Bitcoin for cash or put it towards the purchase of ASIC miners by not redeeming the pledged Bitcoin at the end of the redemption period.

In accordance with FASB ASC Topic 610-20, Other Income — Gains and Losses from the Derecognition of Nonfinancial Assets, ABTC assessed the transfer of nonfinancial assets, Bitcoin, under FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Specifically, ABTC noted that the Bitcoin pledged to BITMAIN under the BITMAIN Purchase Agreement constitutes a repurchase agreement under ASC 606. As a result, the Bitcoin was not derecognized upon transfer as Parent retains a repurchase option.

Due to the redemption right and ABTC’s continued economic exposure to the Bitcoin, the pledged Bitcoin is separately classified as Digital assets — pledged for miner purchase on the audited condensed combined balance sheet, which represents restricted Bitcoin as of December 31, 2024. Because the pledge Bitcoin remains with Parent and was not part of the assets transferred to ABTC on March 31, 2025, it is not included on the unaudited combined balance sheet of ABTC as of March 31, 2025.

ABTC recorded a Bitcoin redemption right derivative asset with an initial fair value of $15.1 million. See Note 7 for further information on this derivative asset.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 5. Property and equipment, net

The components of property and equipment were as follows:

(in USD thousands)	March 31, 2025	December 31, 2024
Miners and mining equipment	$158,280	$74,230
Less: Accumulated depreciation	(37,168)	(31,141)
Total property and equipment, net	$121,112	$43,089

Depreciation and amortization expense related to property and equipment was $6.4 million and $7.1 million for the three months ended March 31, 2025, and March 31, 2024, respectively.

Note 6. Deposits and prepaid expenses

The components of deposits and prepaid expenses are as follows:

(in USD thousands)	March 31, 2025	December 31, 2024
Deposits for miners	$—	$31,951
Prepaid insurance	—	135
Prepaid electricity	—	10,564
Total deposits and prepaid expenses	$—	$42,650

Note 7. Derivatives

The following table presents the ABTC’s unaudited condensed balance sheets classification of derivatives carried at fair value:

(in USD thousands)		March 31, 2025		December 31, 2024
Derivative	Balance Sheet Line	Asset	Liability	Asset	Liability
Derivatives not designated as hedging instruments:
Bitcoin redemption option	Derivative asset	$—	$—	$18,076	$—
Covered call options	Derivative liability	—	—	—	18,437
Total derivatives		$—	$—	$18,076	$18,437

The following table presents the effect of derivatives on ABTC’s unaudited condensed and combined statements of operations and comprehensive (loss) income:

(in USD thousands) Derivative	Statement of Operations Line	Three Months Ended
		March 31, 2025	March 31, 2024
Derivatives not designated as hedging instruments:
Bitcoin redemption option	Gain on derivatives	$3,321	$—
Covered call options	Gain on derivatives	17,541	—
Total derivatives		$20,862	$—

Bitcoin redemption option

During December 2024, Parent pledged approximately 968 Bitcoin with BITMAIN in connection with a purchase of approximately 30,000 BITMAIN Antminer S21+ ASIC miners pursuant to the BITMAIN Purchase Agreement. Parent has the option to redeem the pledged Bitcoin at a mutually agreed upon price starting from and for up to three months after the shipment date of the purchased ASIC miners. The amount of Bitcoin that can be redeemed is pro-rata of the percentage of miners shipped. ABTC accounted for this Bitcoin redemption option as a Level 2 derivative asset as noted in Note 2. ABTC accounted for this Bitcoin redemption option as a Level 3 derivative asset as of December 31,

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 7. Derivatives (cont.)

2024 due to a significant unobservable input included in the fair value estimate of the Bitcoin redemption option, which was the estimated shipment date of the purchased ASIC miners. During the three months ended March 31, 2025, the shipment date was finalized and therefore was no longer an unobservable input.

The following table provides a summary of activity and change in fair value of the Bitcoin redemption option (previously a Level 3 derivative asset):

(in USD thousands)	Three Months Ended March 31, 2025
Balance, beginning of period	$18,076
Transfer out of Level 3(1)	(18,076)
Balance, end of period	$—

____________

(1)      The Bitcoin redemption option was transferred out of Level 3 due to changes in the observability of inputs used in the valuation and retained by the Parent after the effectiveness of Transactions.

Covered call options

During October 2024, Parent sold covered call options on 2,000 Bitcoin notional for proceeds of $2.9 million to generate cash flow on a portion of its digital assets. During November 2024, Parent rolled these call options into new call options with the same Bitcoin notional. Parent achieved this roll by exchanging its previous call options sold for new call options. Parent has pledged Bitcoin as collateral with one of its Bitcoin custodians in a quantity equal to the notional amount for these covered call options sold. The collateral continues to be pledged in the same manner after the roll. The covered call options exchanged in the roll are only exercisable upon the date of expiry, are automatically exercised if the underlying reference price was greater than the strike price of the call option, and are settled with delivery of the underlying Bitcoin. The reference price of the original covered call options was the BRR at 4:00 pm London time for a given date and the reference price for the new call options is the Coinbase Prime Bitcoin price quoted in U.S. Dollars at 4:00 pm London time for a given date. The covered call options were carried at fair value and were Level 2 liabilities as noted in Note 2. During the three months ended March 31, 2025, covered call options on 1,500 Bitcoin notional expired with the underlying reference price below their strike price and ABTC recorded a realized gain of $12.1 million. The remaining covered call options on 500 Bitcoin national were unexpired and retained by the Parent upon effectiveness of the Transactions.

Note 8. Income taxes

In general, ABTC determines its quarterly provision for income taxes by applying an estimated annual effective tax rate, which is based on expected annual income or loss and statutory tax rates in the various jurisdictions in which ABTC operates. Certain discrete items are separately recognized in the quarter in which they occur and can be a source of variability on the effective tax rates from quarter to quarter. ABTC’s effective tax rate may change based on recurring and non-recurring factors, including the geographical mix of earnings or losses, enacted tax legislation, and state and local income taxes. Each quarter, a cumulative adjustment is recorded for any fluctuations in the estimated annual effective tax rate as compared to the prior quarter.

For the three months ended March 31, 2025, ABTC’s income tax benefit and effective tax rate were $13.5 million and 11.8%, respectively. This rate differed from the statutory federal income tax rate of 21.0% primarily due to a non-taxable portion of gains on digital assets, Subpart F income, state income taxes, and a change in valuation allowance.

For the three months ended March 31, 2024, ABTC’s income tax expense and effective tax rate were $33.9 million and 12.7%, respectively. This rate differed from the statutory federal income tax rate of 21.0% primarily due to non-taxable portion of gains on digital assets, Subpart F income, state income taxes, and a change in valuation allowance.

ABTC is subject to U.S. federal income taxes as well as income taxes in various state jurisdictions and in Canada, including provincial taxes.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 9. Concentrations

The only digital asset mined during the three months ended March 31, 2025 and 2024 has been Bitcoin. Therefore, 100% of ABTC’s revenue is related to one digital asset. Parent used two mining pool operators during the three months ended March 31, 2025 and 2024.

Note 10. Related party transactions

Parties are considered related to ABTC if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with ABTC. This includes equity method investment entities. Related parties also include principal owners of ABTC, its management, members of the immediate families of principal owners of ABTC and its management and other parties with which ABTC may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. ABTC discloses all known related party transactions.

Cost Allocations from Parent

Prior to the effectiveness of the Transactions on March 31, 2025, Parent provided significant support functions to ABTC, which did not operate as a standalone business. ABTC unaudited condensed combined financial statements. The unaudited combined and condensed financial statements reflect an allocation of these costs. Allocated costs included in cost of revenue relate to support primarily consisting of electricity, facilities, repairs and maintenance, and labor which are predominantly allocated based on revenue. Allocated costs included in general and administrative expenses primarily relate to finance, human resources, benefits administration, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions and are predominantly allocated based on a percentage of revenue. See Note 1 for a discussion of these costs and the methodology used to allocate them.

Master Colocation Services Agreement

On March 31, 2025, in connection with the Transactions, ABTC entered into a Master Colocation Services Agreement with Parent (the “MCSA”). The MCSA and the service orders under the MCSA provide for Parent to provide ABTC with colocation and hosting services for ABTC-owned Bitcoin miners at Parent-owned or leased facilities, on specific terms set forth in service orders to the MCSA.

Under the terms of the MCSA, ABTC pays to Parent fees consisting of a monthly recurring charge, as set forth in each service order, plus 100% of the costs, fees, disbursements and expenses paid or incurred by Parent in connection with the use, operation, maintenance and of the relevant facility (including costs related to the delivery of contracted power) and any installation charges, non-recurring costs or amounts for additional services incurred during the term of the applicable service order.

Master Management Services Agreement

On March 31, 2025, in connection with the Transactions, ABTC entered into a Master Management Services Agreement with Parent (the “MMSA”). The MMSA and the service orders under the MMSA provide for Parent to provide ABTC with management, oversight, strategy, compliance, operational and other services for its Bitcoin mining operations hosted at Parent’s facilities under the MCSA.

Under the terms of the MMSA, ABTC pays to Parent service fees consisting of a fixed fee, payable monthly, for general management, operational, compliance and other services, plus a monthly fee equal to 100% of specified “pass-through costs” incurred during the term of the applicable service order, including costs and expenses incurred by or on behalf of Parent for labor, maintenance, repairs and infrastructure expenses and the provision of services by third parties.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 10. Related party transactions (cont.)

Shared Services Agreement

On March 31, 2025, in connection with the Transactions, ABTC entered into a Services Agreement with Parent (the “Shared Services Agreement”), pursuant to which Parent provide back-office support services to ABTC, including accounting and financial reporting, HR support, payroll, benefits, IT support and management, legal and compliance and vendor management services. Under the terms of the Shared Services Agreement, ABTC pays to Parent a monthly fee equal to the fully allocated cost, determined on a “pass through” basis, to Parent for providing services under the Shared Services Agreement to ABTC.

Put Option Agreement

On March 31, 2025, in connection with the Transactions, ABTC entered into the Put Option Agreement with Parent (the “Put Option Agreement”), pursuant to which Parent has the right to sell to ABTC any ASIC Bitcoin miners purchased by Parent under an agreement between BITMAIN and Parent. Parent’s agreement with BITMAIN, in turn, provides for Parent’s right to purchase from BITMAIN up to approximately 17,280 Bitmain U3S21EXPH Bitcoin miners for a maximum aggregate purchase price of approximately $320 million, not including any applicable tariffs, duties or similar charges.

Under the terms of the Put Option Agreement, Parent has the right to cause ABTC, at any time and from time to time ending on the 30th day following the termination of the purchase option period under Parent’s agreement with BITMAIN and the delivery of all Bitcoin miners purchased by Parent thereunder, to purchase all or any amount of the Bitcoin miners, at the same per-unit price as is paid to BITMAIN and without any additional markup, premium or administrative charge thereon, subject to specified exceptions in the event that ABTC does not (at any time Parent’s put right is exercised) have sufficient legally available funds to pay the applicable purchase price.

Net parent investment

The net transfers to and from the parent discussed above were as follows:

	Three Months Ended March 31,
(in USD thousands)	2025	2024
Cash pooling and general financing activities	$24,889	$(1,967)
Corporate allocations	14,368	12,341
Legal contribution of mining operations to ABTC	(951,556)	—
Distribution to parent	115,757	—
Net transfers from parent per Condensed Combined Statements of Cash Flows	(796,542)	10,374
Stock based compensation funded by parent	2,145	2,639
Net transfers from parent per Condensed Combined Statements of Equity	$(798,687)	$7,735

Note 11. Commitments and contingencies

BITMAIN Purchase Agreement

The BITMAIN Purchase Agreement includes the following financial commitments: a Bitcoin redemption option, recognized as a derivative asset under ASC 815, measured at fair value at each reporting period, a Miner purchase liability representing a commitment to settle the obligation in cash if the redemption right is exercised before expiration, and a derecognition of Digital assets — pledged for miner purchase if the redemption right is not exercised. See Note 6. Digital assets for further information on the BITMAIN Purchase Agreement.

American Bitcoin Corp.
Notes to the Combined Financial Statements

Note 11. Commitments and contingencies (cont.)

Legal and regulatory matters

ABTC is subject at times to various claims, lawsuits, and governmental proceedings relating to ABTC’s business and transactions arising in the ordinary course of business. ABTC cannot predict the final outcome of such proceedings. Where appropriate, ABTC vigorously defends such claims, lawsuits, and proceedings. Some of these claims, lawsuits, and proceedings seek damages, including consequential, exemplary, or punitive damages, in amounts that could, if awarded, be significant. Certain of the claims, lawsuits, and proceedings arising in ordinary course of business are covered by ABTC’s insurance program. ABTC maintains property and various types of liability insurance in an effort to protect ABTC from such claims. In terms of any matters where there is no insurance coverage available to ABTC, or where coverage is available and ABTC maintains a retention or deductible associated with such insurance or elects not to purchase such insurance, ABTC may establish an accrual for such loss, retention, or deductible based on current available information. In accordance with accounting guidance, if it is probable that an asset has been impaired or a liability has been incurred due to such claims as of the date of the financial statements and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by ABTC in the accompanying unaudited condensed balance sheet. If it is reasonably possible that an asset may be impaired as of the date of the financial statement, then ABTC discloses the range of possible loss. Expenses related to the defense of such claims are recorded by ABTC as incurred and included in the accompanying Condensed Combined Statements of Operations and Comprehensive (Loss) Income. Management, with the assistance of outside counsel, may from time to time adjust such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting ABTC’s defense of such matters. On the basis of current information, ABTC does not believe there is a reasonable possibility that any material loss will result from any claims, lawsuits, and proceedings to which ABTC is subject to either individually or in the aggregate.

Note 12. Subsequent events

ABTC has completed an evaluation of all subsequent events after the balance sheet date up to the date that the unaudited condensed and combined financial statements were available to be issued. Except as described below, ABTC has concluded no other subsequent events have occurred that requires disclosure.

The ABTC Transaction

As described in Note 1, on March 31, 2025, ABH, a wholly owned subsidiary of Parent, contributed ABTC’s ASIC miners to American Data Centers Inc. in exchange for an 80% interest in American Data Centers Inc. In connection with the Transactions, American Data Centers Inc. was subsequently renamed as American Bitcoin Corp. The Transactions did not meet the business combination criteria under FASB ASC Topic 805, Business Combinations. The net book value of the assets contributed by ABTC was $121.1 million. Parent recorded a non-cash asset contribution expense of $22.8 million related to the non-controlling interest portion of the ASIC miners that were contributed. Parent incurred $1.3 million in transaction costs related to the transaction.

The Gryphon Merger

On May 9, 2025, Gryphon, Merger Sub Inc., Merger Sub LLC, and ABTC, entered into the Merger Agreement. Following the closing of the transactions contemplated by the Merger Agreement, including the Mergers, (i) the aggregate number of shares of ABTC Class A common stock and Class B common stock issued to ABTC equity holders as consideration for the Merger is expected to represent approximately 98% of the outstanding equity interests of the Combined Company, on a fully diluted basis, and (ii) Gryphon equity holders are expected to own 2.0% of the outstanding equity interests of the Combined Company, on a fully diluted basis, after their shares of Gryphon common stock are reclassified into shares of Combined Company Class A common stock.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of American Bitcoin Corp.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of American Bitcoin Corp. (the “Company”) as of December 31, 2024 and 2023, and the combined related statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ L J Soldinger Associates, LLC
We have served as the Company’s auditor since 2025.
Deer Park, Illinois
PCAOB ID: 318
June 6, 2025

American Bitcoin Corp.
Combined Balance Sheets
(in USD thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets
Digital assets – held in custody	$—	$4,583
Deposits and prepaid expenses	42,650	11,145
Derivative asset	18,076	—
Other current assets	—	292
Digital assets – pledged for miner purchase	92,389	—
Total current assets	153,115	16,020

Non-current assets
Digital assets – held in custody – less current	525,236	282,998
Digital assets – pledged as collateral	331,876	100,550
Property and equipment, net	43,089	63,067
Goodwill	53,082	57,595
Deferred tax asset, net	—	18,289
Total non-current assets	953,283	522,499
Total assets	$1,106,398	$538,519

Liabilities and equity
Current liabilities
Accounts payable and accrued expenses	$31,012	$19,606
Income tax payable	889	767
Derivative liability	18,437	—
Loans and notes payable, current portion, net	—	2,912
Total current liabilities	50,338	23,285

Non-current liabilities
Loans and notes payable, less current portion, net	—	41,450
Deferred tax liabilities	40,993	—
Total non-current liabilities	40,993	41,450
Total liabilities	91,331	64,735

Commitments and contingencies (Note 16)

Equity
Parent net investment	1,063,414	462,787
Accumulated other comprehensive income	(48,347)	10,997
Total equity	1,015,067	473,784
Total liabilities and equity	$1,106,398	$538,519

See accompanying Notes to Combined Financial Statements.

American Bitcoin Corp.
Combined Statement of Operations and Comprehensive Income (Loss)
(in USD thousands)

	December 31, 2024	December 31, 2023	December 31, 2022
Revenue	$71,537	$64,981	$65,701

Cost of revenue (exclusive of depreciation and amortization shown below)	39,509	43,609	42,391

Operating expenses (income):
Depreciation and amortization	22,744	14,407	16,836
General and administrative expenses	34,486	34,198	18,361
(Gains) losses on digital assets	(509,303)	(33,470)	22,866
Impairment of long-lived assets	—	—	49,667
Total operating (income) expenses	(452,073)	15,135	107,730
Operating income (loss)	484,101	6,237	(84,420)
Other (expense) income:
Foreign exchange loss	—	(300)	—
Interest expense	(3,489)	(8,811)	(20,180)
Gain on debt extinguishment	5,966	23,683	—
Gain on derivatives	6,780	—	—
Total other income	9,257	14,572	(20,180)

Income from continuing operations before taxes	493,358	20,809	(104,600)

Income tax (provision) benefit	(59,607)	18,804	392

Net income (loss) from continuing operations	433,751	39,613	(104,208)

Loss from discontinued operations (net of income tax benefit of $1.6 million, nil, and nil, respectively)	(4,816)	—	—

Net income (loss)	$428,935	$39,613	$(104,208)

Other comprehensive income (loss):
Foreign currency translation adjustments	(59,344)	10,997	—
Total comprehensive income (loss)	$369,591	$50,610	$(104,208)

See accompanying Notes to Combined Financial Statements.

American Bitcoin Corp.
Combined Statements of Equity (Deficit)
(in USD thousands)

	Parent Net Investment	Accumulated Other Comprehensive Income	Total Equity (Deficit)
Balance as of December 31, 2021	$64,671	$—	$64,671
Cumulative effect upon adoption of ASU 2023-08	2,474	—	2,474
Net loss	(104,208)	—	(104,208)
Net Transfers from Parent	14,351	—	14,351
Balance as of December 31, 2022	$(22,712)	$—	$(22,712)
Net income	39,613	—	39,613
Net Transfers from Parent	445,886	—	445,886
Cumulative Translation Adjustment	—	10,997	10,997
Balance as of December 31, 2023	$462,787	$10,997	$473,784
Net income	428,935	—	428,935
Net Transfers from Parent	171,692	—	171,692
Cumulative Translation Adjustment	—	(59,344)	(59,344)
Balance as of December 31, 2024	$1,063,414	$(48,347)	$1,015,067

See accompanying Notes to Combined Financial Statements.

American Bitcoin Corp.
Combined Statements of Cash Flows
(in USD thousands)

	Year Ended
	December 31, 2024	December 31, 2023	December 31 2022
Operating activities:
Net income (loss)	$428,935	$39,613	$(104,208)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	22,744	14,407	16,836
Impairment of long-lived assets	—	—	49,667
Stock compensation	9,173	9,107	4,933
Bitcoin mining revenue	(71,537)	(64,981)	(65,701)
Gains on digital assets	(509,303)	(33,470)	22,866
Deferred tax assets and liabilities	58,719	(19,572)	978
Gain on debt extinguishment	(5,966)	(23,683)	—
Income tax payable	122	767	—
Gain on derivatives	(6,780)	—	—
Amortization of debt discount	3,503	6,262	952
Paid-in-kind interest expense	—	1,917	8,183
Loss on discontinued operations	4,816	—	—
Changes in assets and liabilities:
Deposits and prepaid expenses	(2,432)	(2,304)	(7,303)
Accounts payable and accrued expenses	13,973	15,972	220
Net cash used in operating activities	(54,033)	(55,965)	(72,577)

Proceeds from sale of digital assets	69,801	63,689	71,232
Bitcoin purchased	(100,708)	—	—
Deposit paid to purchase miners and mining equipment	(29,074)	(966)	(46,855)
Purchases of property and equipment	(6,605)	—	(72)
Net cash (used in) provided by investing activities	(66,586)	62,723	24,305

Financing activities:
Proceeds from loans payable	—	—	50,000
Repayments of loans payable	(11,480)	(10,783)	(11,146)
Debt issuance costs paid	—	(584)	—
Net parent investment	132,099	4,609	9,418
Net cash (used in) provided by financing activities	120,619	(6,758)	48,272

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash, beginning of period	—	—	—
Cash, end of period	$—	$—	$—

American Bitcoin Corp.
Combined Statements of Cash Flows — (Continued)
(in USD thousands)

	Year Ended
	December 31, 2024	December 31, 2023	December 31 2022
Supplemental cash flow information:
Non-cash transactions
Reclassification of deposits and prepaid expenses to property and equipment	$—	$42,533	$81,469
Debt extinguished	—	96,688	—
Assets transferred in debt extinguishment	—	73,005	—
Debt proceeds paid directly to vendor for miner deposit	—	—	36,420
Debt proceeds not yet received included in deposits and prepaid expenses	—	—	9,801
Mining revenue in accounts receivable, net	—	292	26
Property and equipment in accounts payable and accrued expenses	—	—	1,970
Common stock issued as part of debt restructuring	—	791	—
Contribution from Parent in connection with debt extinguishment	30,420	—	—
Assets acquired net of liabilities assumed on completion of the Business Combination	—	420,658	—
Cumulative effect upon adoption of ASU 2023-08	—	—	2,474

See accompanying Notes to Combined Financial Statements.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 1. Description of business and basis of presentation

Description of business

American Bitcoin Corp. (“ABTC”), formerly known as American Data Centers Inc., is a Bitcoin mining company that was incorporated in the state of Delaware in November 2024. On March 31, 2025, through the Transactions (as defined below), ABTC became a majority-owned subsidiary of Hut 8 Corp. (including its consolidated subsidiaries, “Parent”). ABTC did not historically operate as a standalone company. Its results of operations reflected herein refer to Parent’s Bitcoin mining operations, represented by the “Bitcoin mining” sub-segment of Parent’s “Compute” segment. See “Basis of presentation” below. The business of ABTC is (i) the operation of application-specific integrated circuit (“ASIC”) miners for the purpose of mining Bitcoin and (ii) the strategic accumulation of Bitcoin.

The Transactions

Transaction with American Data Centers Inc.

On March 31, 2025, Parent, American Data Centers Inc. (“ADC”), and the stockholders of ADC entered into a Contribution and Stock Purchase Agreement (the “Agreement”), pursuant to which Parent contributed to ADC substantially all of Parent’s wholly-owned ASIC miners, representing the business of ABTC, in exchange for newly issued Class B Common Stock of ADC, representing 80% of the total and combined voting power and 80% of the issued and outstanding equity interests of ADC after giving effect to the issuance (the “Transactions”). In connection with the Transactions, ADC was renamed American Bitcoin Corp. and became a majority-owned subsidiary of Parent.

The Transactions were effectuated as follows:

On March 14, 2025, Parent created American Bitcoin Holdings LLC (“ABH”), a wholly-owned subsidiary, and on March 30, 2025, transferred substantially all of Parent’s wholly-owned ASIC miners to ABH as a transfer under common control.

On March 31, 2025, under the Agreement, ABH acquired shares of Class B Common Stock of ADC representing 80% of the total and combined voting power and 80% of the issued and outstanding equity interests of ADC in exchange for ABH’s ASIC miners, representing the business of ABTC. In connection with the Transactions, ADC was renamed American Bitcoin Corp.

In connection with the Transactions, Parent and ABTC entered into a Master Services Agreement and a Master Colocation Services Agreement providing for Parent and its personnel to perform day-to-day commercial and operational management services and ASIC colocation services to ABTC, respectively, in each case on an exclusive basis for so long as such agreements remain in effect. Parent and ABTC also entered into a Shared Services Agreement, pursuant to which Parent and its personnel would provide back-office support services to ABTC.

Transaction with Gryphon Digital Mining, Inc.

On May 9, 2025, Gryphon Digital Mining, Inc., a Delaware corporation (“Gryphon”), GDM Merger Sub I Inc., a Delaware corporation and wholly owned direct subsidiary of Gryphon (“Merger Sub Inc.”), GDM Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of Gryphon (“Merger Sub LLC”), and ABTC entered into an Agreement and Plan of Merger (the “Merger Agreement” and such transactions, the “Mergers”). Following the Mergers, Gryphon will be renamed American Bitcoin Corp. (the “Combined Company”) and ABTC’s business is expected to be the business of the Combined Company.

Following the closing of the transactions contemplated by the Merger Agreement, including the Mergers, (i) the aggregate number of shares of ABTC Class A common stock and Class B common stock issued to ABTC equity holders as consideration for the Merger is expected to represent approximately 98% of the outstanding equity interests of the Combined Company, on a fully diluted basis, and (ii) Gryphon equity holders are expected to own 2.0% of the outstanding equity interests of the Combined Company, on a fully diluted basis, after their shares of Gryphon common stock are reclassified into shares of Combined Company Class A common stock.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 1. Description of business and basis of presentation (cont.)

Basis of presentation

ABTC’s operations were historically operated as the “Bitcoin mining” sub-segment of Parent’s “Compute” segment and not as a standalone company. ABTC’s Combined Financial Statements, representing the historical assets, liabilities, operations and cash flows directly attributable to ABTC, have been prepared on a carve-out basis through the use of a management approach from Parent’s consolidated financial statements and accounting records and are presented on a stand-alone basis as if the operations have been conducted independently from Parent. Historically, separate financial statements have not been prepared for ABTC and it has not operated as a standalone business from Parent.

On November 30, 2023, U.S. Data Mining Group, Inc., a Nevada corporation doing business as “US BITCOIN” (“USBTC”), Hut 8 Mining Corp., a corporation existing under the laws of British Columbia (“Legacy Hut”), and Parent entered into a business combination agreement pursuant to which Legacy Hut and its direct wholly-owned subsidiary, Hut 8 Holdings Inc., a corporation existing under the laws of British Columbia, amalgamated to continue as one British Columbia corporation (“Hut Amalco”) and both Hut Amalco and USBTC became wholly-owned subsidiaries of Parent (the “Business Combination”). For accounting purposes USBTC was deemed as the accounting acquirer. USBTC historically had a June 30 year-end, which was changed to December 31 for the period ended December 31, 2023. Consequently, the results of operations for the year ended December 31, 2022 represent the results of USBTC’s Bitcoin mining operations, which were included in USBTC’s “Bitcoin mining” sub-segment of its “Compute” segment. The results of operations for the year ended December 31, 2023 represent eleven months of USBTC’s Bitcoin mining operations and one month of combined company (USBTC and Legacy Hut) Bitcoin mining operations, in each case included in its “Bitcoin mining” sub-segment of its “Compute” segment. The results of operations for the year ended December 31, 2024 represent a full period of Parent’s Bitcoin mining operations, included in the “Bitcoin mining” sub-segment of its “Compute” segment.

The revenues and costs as well as assets and liabilities directly associated with what was historically Parent’s Bitcoin mining activities are included in ABTC’s Combined Financial Statements, including Parent’s strategic Bitcoin reserve. However, upon the effectuating of the Transactions on March 31, 2025, Parent retained its strategic Bitcoin reserve and none of the Bitcoin were transferred to the Combined Company. Additional costs allocated to ABTC include corporate general and administrative expenses which consist of various categories, including but not limited to: employee compensation and benefits, professional services, facilities and corporate office expenses, information technology, interest expenses, and share-based compensation. The corporate and general administrative expenses allocated are primarily based on a percentage of revenue basis that is considered to be a reasonable reflection of the utilization of the services provided or benefit received during the periods presented, depending on the nature of the service received. Management believes the assumptions underlying ABTC’s Combined Financial Statements, including the expense methodology and resulting allocation, are reasonable for all periods presented. However, the allocations may not include all of the actual expenses that would have been incurred by ABTC and may not reflect its results had ABTC been a standalone company during the periods presented. Actual costs that might have been incurred had ABTC been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions ABTC might have performed directly or outsourced, and strategic decisions ABTC might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. These costs also may not be indicative of the expenses that ABTC will incur in the future or would have incurred if ABTC had obtained these services from a third party.

All intracompany transactions within ABTC have been eliminated. All intercompany transactions between ABTC and Parent are considered to be effectively settled in the Combined Financial Statements at the time the transactions are recorded. The total of these intercompany transactions were considered to be settled before the close of the Transactions on March 31, 2025, and are reflected in the Combined Statement of Cash Flows within financing activities and in the Combined Balance Sheets as net parent investment.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 1. Description of business and basis of presentation (cont.)

ABTC’s equity balance in these Combined Financial Statements represents the excess assets less total liabilities. Net parent investment is primarily impacted by contributions from Parent which are the result of net funding provided by or distributed to Parent.

Cash is managed through bank accounts controlled and maintained by Parent. ABTC does not have legal ownership of any bank accounts containing cash balances as of December 31, 2024 and 2023. As such, cash held in commingled accounts with Parent is presented within net parent investment on the Combined Balance Sheets.

ABTC is a not a co-obligor on Parent’s third-party, long-term debt obligations nor is ABTC expected to pay any portion of Parent’s third-party, long-term debt. However, proceeds from Parent’s third-party debts were used to finance ABTC’s purchase of ASIC or directly used for Bitcoin mining-related activities and are included in ABTC’s Combined Financial Statements. While ABTC is not a legal obligor, certain Bitcoin mining assets of the ABTC were pledged as collateral as disclosed in Note 5.

Note 2. Significant accounting policies and recent accounting pronouncements

Recent accounting pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Update ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 requires public business entities to provide additional disclosures in the notes to financial statements, disaggregating specific expense categories within relevant income statement captions. The prescribed categories include purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depreciation, depletion, and amortization related to oil-and-gas producing activities. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. ABTC is currently evaluating the impact of adopting the standard.

In December 2023, FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 expands existing income tax disclosures (1) for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and (2) for income taxes paid by requiring disaggregation by certain jurisdictions. ASU 2023-09 is effective for annual periods beginning after December 15, 2024; early adoption is permitted. ABTC is currently evaluating the impact of adopting this guidance on its Combined Financial Statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 is intended to enhance reportable segment disclosures by requiring disclosures of significant segment expenses regularly provided to the Chief Operating Decision Maker (“CODM”), the title and position of the CODM, and an explanation of how the reported measures of segment profit and loss are used by the CODM in assessing segment performance and allocation of resources. ASU 2023-07 is effective for ABTC for annual periods beginning after December 31, 2023; early adoption is permitted. ABTC adopted ASU 2023-07 on January 1, 2024, on a retrospective basis to all periods presented and this adoption did not have a material impact to the Combined Financial Statements.

In August 2023, the FASB issued ASU No. 2023-05, Business Combinations — Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement (“ASU 2023-05”). ASU 2023-05 addresses the accounting for contributions made to a joint venture and requires contributions received by a joint venture to be measured at fair value upon formation. ASU 2023-05 is designed to provide useful information to investors and reduce diversity in accounting practice. The new standard is effective for ABTC for its fiscal year beginning January 1, 2025; early adoption is permitted. ABTC is currently evaluating the impact of adopting the standard.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

In December 2023, the FASB issued ASU No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). The amendments in ASU No. 2023-08 are intended to improve the accounting for certain crypto assets by requiring an entity to measure those crypto assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s crypto asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period. The amendments are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements. If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. Parent, which had a fiscal year-end of June 30 before changing its year-end to be December 31 in 2023, elected to early adopt ASU 2023-08 as of July 1, 2023. This adoption had a material impact on Parent’s financial statements. ABTC has chosen to early adopt this standard as of January 1, 2022. ABTC has never previously presented Combined Financial Statements and believes this adoption date is preferable because it provides consistency for all years presented. Digital assets received by ABTC through its revenue activities are accounted for in connection with ABTC’s Revenue recognition policy disclosed below.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates in the preparation of ABTC’s Combined Financial Statements include estimates associated with revenue recognition, determining the useful lives and recoverability of long-lived assets, goodwill, digital assets, derivative asset and liability, the allocation of costs to ABTC for certain corporate and shared service functions in preparing the Combined Financial Statements on a carve-out basis, and current and deferred income tax assets (including the associated valuation allowance) and liabilities.

Fair value measurement

ABTC’s financial assets and liabilities are accounted for in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —	Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.
Level 3 —	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on ABTC’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or a liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

Assets and liabilities measured at fair value on a recurring basis

The following table presents information about ABTC’s assets and liabilities measured at fair value on a recurring basis and ABTC’s estimated level within the fair value hierarchy of those assets and liabilities as of December 31, 2024 and 2023:

	Fair value measured at December 31, 2024
(in USD thousands)	Total carrying value at December 31, 2024	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Digital assets	$949,501	$949,501	$—	$—
Covered call options	(18,437)	—	(18,437)	—
Bitcoin redemption option	18,076	—	—	18,076

Digital assets are made up of $424.3 million of Bitcoin pledged as collateral for debt and for miner purchase and $525.2 million held in custody.

	Fair value measured at December 31, 2023
(in USD thousands)	Total carrying value at December 31, 2023	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Digital assets	$388,131	$388,131	$—	$—

Digital assets are made up of $100.6 million of Bitcoin pledged as collateral for debt and for miner purchases and $287.6 million held in custody.

In determining the fair value of its digital assets, ABTC uses quoted prices as determined by ABTC’s principal market, which is Coinbase Prime. As such, ABTC’s digital assets were determined to be Level 1 assets. See Digital assets below for a description of ABTC’s Digital asset accounting policy. In estimating the fair value of its covered call options (as defined below), ABTC uses the Black-Scholes pricing model, which includes several inputs and assumptions including the market price of the underlying asset (Bitcoin), the underlying asset’s implied volatility, the risk-free interest rate, and the expected term of the options. The expected term of the options is the contractual term of the options given the options can only be exercised on the expiry date. ABTC determined that the covered call options are Level 2 liabilities given all inputs are observable, but the options themselves are not traded in an active market. ABTC estimates the fair value of its Bitcoin redemption option using the Black-Scholes pricing model, which includes several inputs and assumptions including the market price of the underlying asset (Bitcoin), the underlying asset’s implied volatility, the risk-free interest rate, and the expected term of the redemption option. In addition, management’s assumption of the start of the redemption period, triggered by a shipment date of purchased property and equipment, is a significant unobservable input. For quantitative disclosure on the inputs used to fair value ABTC’s Bitcoin redemption option, see Note 11. Derivatives. ABTC determined that the Bitcoin redemption option is a Level 3 liability given a significant unobservable input is included in its valuation.

See Derivatives below for a description of ABTC’s Derivative instrument accounting policy.

Assets and liabilities measured at fair value on a non-recurring basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, ABTC also measures certain assets and liabilities at fair value on a non-recurring basis. ABTC’s non-financial assets, including goodwill and property and equipment, are measured at fair value when there is an indication of impairment and the carrying amount exceeds the asset’s projected undiscounted cash flows. These assets are recorded at fair value only when an impairment charge is recognized. ABTC had nil, nil, and $49.7 million impairment from its continuing operations related to its

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

non-financial assets and liabilities measured on a non-recurring basis during the years ended December 31, 2024, 2023, and 2022, respectively. ABTC recognized approximately $3.1 million of impairment losses from its discontinued operations related to the Drumheller site’s non-financial assets and liabilities measured on a non-recurring basis during the year ended December 31, 2024. There were no discontinued operations in the years ended December 31, 2023 and 2022. See the Impairment of long-lived assets and goodwill accounting policy below, as well as Note 3 for further discussion.

The carrying amounts of ABTC’s financial assets and liabilities, such as accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments. The carrying value of loans and notes payable and other long-term liabilities approximate fair value as the related interest rates approximate rates currently available to ABTC.

Digital assets

Bitcoin, representing ABTC’s digital assets, are measured at fair value as of each reporting period. The fair value of digital assets is measured using the period-end closing price from ABTC’s principal market, which is Coinbase Prime, in accordance with ASC 820. Since the digital assets are traded on a 24-hour period, ABTC utilizes the price as of midnight UTC time, which aligns with ABTC’s Bitcoin mining revenue recognition cut-off. Changes in fair value are recognized in (Gains) losses on digital assets, in Operating (income) expenses on the Combined Statements of Operations and Comprehensive Income (Loss). When ABTC sells digital assets, gains or losses from such transactions are measured as the difference between the cash proceeds and the carrying basis of the digital assets as determined on a First In-First Out basis and are also recorded within the same line item (Gains) losses on digital assets.

Digital assets received by ABTC through its revenue activities are accounted for in connection with ABTC’s Revenue recognition policy disclosed below.

During the fourth quarter of 2024, Parent made the decision to change its strategic treasury policy, retaining all Bitcoin mined in its operations to increase its Bitcoin holdings. As a result of its intent to hold its Bitcoin, Parent began classifying its digital assets held as a non-current asset on its Combined Balance Sheets, except for certain specific use cases. Decisions to utilize the Bitcoin will be made on a case-by-case basis. ABTC has classified certain digital assets as current on its Combined Balance Sheets in Digital Assets — pledged for miner purchase, in connection with the Bitcoin it purchased and subsequently pledged to Bitmain Technologies Delaware Limited (“BITMAIN”) in connection with a Future Sales and Purchase Agreement, as amended (the “BITMAIN Purchase Agreement”) to acquire ASIC miners. The BITMAIN Purchase Agreement is represented in the Derivative asset on the Combined Balance Sheets.

Property and equipment, net

Property and equipment, net are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Cost includes expenditures that are directly attributable to the acquisition of the asset, including those attributable to bringing the asset to its intended working condition. Construction in progress is not depreciated until the assets are placed in service.

Based on ABTC and the industry’s limited history to date, management is limited by the market data available. Furthermore, the data available also include data derived from the use of economic modelling to forecast future digital assets and the assumptions reflected in such forecasts, including digital assets price and network difficulty, as well as management assumptions, are inherently uncertain. Based on currently available data, management has determined that the straight-line method of depreciation best reflects the current expected useful life of mining equipment. Management reviews estimates at each reporting date and will revise such estimates as and when data become available. Management reviews the appropriateness of its assumptions related to residual value at each reporting date.

The estimated useful lives of ABTC’s property and equipment are generally as follows:

Useful life (in years)
Miners and mining equipment	2 – 4

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

Upon the sale or retirement of property and equipment, the cost and accumulated depreciation and amortization are removed from ABTC’s Combined Balance Sheets and Combined Statements of Operations and Comprehensive Income (Loss) in the relevant reporting period.

Impairment of long-lived assets

ABTC continually monitors events and changes in circumstances that could indicate that the carrying amounts of its long-lived assets, including property and equipment, may not be recoverable. When such events or changes in circumstances occur, ABTC assesses recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, ABTC recognizes an impairment loss based on any excess of the carrying amount over the fair value of the assets.

When recognized, impairment losses related to long-lived assets to be held and used in operations are recorded as costs and expenses in ABTC’s Combined Statements of Operations and Comprehensive Income (Loss).

Impairment of goodwill

ABTC reviews goodwill for impairment at the reporting unit level on an annual basis during the fourth quarter of each fiscal year and in between annual tests whenever events or changes in circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value. In performing the goodwill impairment test, ABTC first performs a qualitative assessment, which requires ABTC to consider events or circumstances, including significant changes in the manner of ABTC’s use of the acquired assets or the strategy for ABTC’s overall business, significant underperformance relative to expected historical or projected development milestones, significant negative regulatory or economic trends, and significant technological changes that could render the asset (or asset group) obsolete. If, after assessing the totality of events or circumstances, ABTC determines that it is more likely than not that the fair value of its reporting unit is greater than the carrying amounts, then the quantitative goodwill impairment test is not performed.

If the qualitative assessment indicates that the quantitative analysis should be performed, ABTC next evaluates goodwill for impairment by comparing the fair value of its reporting unit to its carrying value, including the associated goodwill. To determine the fair value, ABTC uses the equal weighting of the market approach based on comparable publicly traded companies in similar lines of businesses and the income approach based on estimated discounted future cash flows. Cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors.

Derivatives

ABTC accounts for the derivative contracts it enters into and the separated embedded derivative from convertible note as follows:

Bitcoin redemption option

Parent has entered into an agreement to purchase ASIC miners which includes a pledge of Bitcoin and right to redeem the pledged Bitcoin for a certain period after the redemption period starts. The redemption period starts when the purchased Bitcoin miners are shipped. The amount of Bitcoin that can be redeemed is pro-rata of the percentage of Bitcoin miners that are shipped. This Bitcoin redemption option does not qualify as an accounting hedge under FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”). Accordingly, ABTC carries the Bitcoin redemption option at fair value and any gains or losses are recognized in profit or loss, respectively. Changes in the fair value are presented in the Combined Statements of Cash Flows within operating activities.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

Covered call options

From time to time, Parent sells options on Bitcoin that it owns (the “covered call options”). Parent sold covered call options during the year ended December 31, 2024 to generate cash flows on a portion of its Bitcoin held. These options do not qualify as accounting hedges under ASC 815. Accordingly, ABTC carries the covered call options at fair value and any gains or losses are recognized in profit or loss, respectively. Changes in the fair value are presented in the Combined Statements of Cash Flows within operating activities.

Segment reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by the CODM to make strategic decisions, allocate resources, and assess financial performance. The CODM of ABTC for the Combined Financial Statements is the Chief Executive Officer of Parent. ABTC operates with one operating segment and uses net income as measures of profit or loss on a combined basis in making decisions regarding resource allocation and performance assessment. Additionally, the ABTC’s CODM regularly reviews ABTC’s expenses on a combined basis. The financial metrics used by the CODM help make key operating decisions.

The measure of segment assets is reported on the Combined Balance Sheets as total assets. Significant segment expenses are consistent with those presented on the Combined Statements of Operations and Comprehensive Income (Loss). Depreciation and amortization expense is reported on the Combined Statements of Cash Flows.

Revenue recognition

ABTC recognizes revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of this standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: (1) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and (2) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•        Variable consideration

•        Constraining estimates of variable consideration

•        The existence of a significant financing component in the contract

•        Noncash consideration

•        Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

Bitcoin Mining

ABTC’s revenue is derived from Bitcoin mining. ABTC has entered into arrangements, as amended from time to time, with mining pool operators to perform hash computations for the mining pools, which is an output of ABTC’s ordinary activities. ABTC has the right to decide the point in time and duration for which it will provide hash computation services to the mining pools. As a result, ABTC’s enforceable right to compensation only begins when, and continues as long as, ABTC provides hash computation services to the mining pools. The contracts are terminable at any time by either party without substantive compensation to the other party for such termination. Therefore, ABTC has determined that the duration of the contract is less than 24 hours and that the contract continuously renews throughout the day. Upon termination, the mining pool operator (i.e., the customer) is required to pay ABTC any amount due related to previously satisfied performance obligations. ABTC has determined that the mining pool operator’s (i.e., the customer’s) renewal right is not a material right as the terms, conditions, and compensation amounts are at then market rates. There is no significant financing component in these transactions.

In exchange for providing hash computation services, which represents ABTC’s only performance obligation, ABTC is entitled to noncash consideration in the form of Bitcoin, calculated under payout models determined by the mining pool operators. The payout model used by the mining pools in which ABTC participated is the Full Pay Per Share (“FPPS”) model, which contains three components, (1) a fractional share of the fixed Bitcoin award from the mining pool operator (referred to as a “block reward”), (2) transaction fees generated from (paid by) blockchain users to execute transactions and distributed (paid out) to individual miners by the mining pool operator, and (3) mining pool operating fees retained by the mining pool operator for operating the mining pool. ABTC’s total compensation is calculated using the following formula: the sum of ABTC’s share of (a) block rewards and (b) transaction fees, less (c) mining pool operating fees. The following is a detailed description of each of the components of the FPPS model under which ABTC receives payment from the mining pools in which it participates:

(1)    Block rewards represent ABTC’s share of the total amount of block subsidies that are expected to be generated on the Bitcoin network as a whole during the 24-hour period beginning at midnight UTC daily (the “measurement period”). The block reward earned by ABTC is calculated by dividing (a) the total amount of hash rate ABTC provides to the mining pool operator, by (b) the total Bitcoin network’s implied hash rate (as determined by the Bitcoin network difficulty), multiplied by (c) the total amount of block

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

subsidies that are expected to be generated on the Bitcoin network as a whole during the measurement period. ABTC is entitled to its relative share of consideration even if a block is not successfully added to the blockchain by the mining pool in the measurement period.

(2)    Transaction fees refer to the total fees paid by users of the network to execute transactions. ABTC is entitled to a pro-rata share of the total amount of transaction fees that are actually generated on the Bitcoin network as a whole during the measurement period. The transaction fees paid out by the mining pool operator to ABTC is calculated by dividing (a) the total amount of transaction fees that are actually generated on the Bitcoin network as a whole, by (b) the total amount of block subsidies that are actually generated on the Bitcoin network as a whole, multiplied by (c) ABTC’s block rewards earned as calculated in (1) above. ABTC is entitled to its relative share of consideration even if a block is not successfully added to the blockchain by the mining pool in the measurement period.

(3)    Mining pool operating fees are charged by the mining pool operator for operating the mining pool as set forth on a rate schedule to the mining pool contract. The mining pool operating fees reduce the total amount of compensation ABTC receives and are only incurred to the extent that ABTC has generated mining revenue during the measurement period.

For each contract, ABTC measures noncash consideration at the Bitcoin spot price at the beginning of the day (midnight UTC time) on the date of contract inception, as determined by ABTC’s principal market, which is Coinbase Prime. ABTC recognizes this noncash consideration, which it receives each day miners operate, on the same day that control of the contracted service transfers to the mining pool operator, which is the same day as the contract inception.

Cost of revenues (exclusive of depreciation and amortization)

ABTC’s cost of revenue consists primarily of direct costs of generating revenue, including electric power costs, hosting costs, repairs and maintenance, occupancy, materials and supply costs, and labor.

Stock-based compensation

Employees of Parent provide services to ABTC, and those employees participate in Parent’s share-based incentive plan. ABTC does not have its own share-based incentive plan. As such, the awards to employees are reflected in parent net investment within the Combined Statements of Equity (Deficit) at the time they are expensed. The Combined Statements of Operations and Comprehensive Income (Loss) include the allocation of Parent employee stock-based compensation expense based off a percentage of revenue within general and administrative expense.

Income taxes

ABTC complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

A valuation allowance is recorded if it is more-likely-than-not that some portion, or all, of a deferred tax asset will not be realized. In evaluating whether a valuation allowance is needed, ABTC considers all relevant evidence, including past performance, recent cumulative losses, projections of future taxable income, and the viability of tax planning strategies. If ABTC subsequently determines that there is sufficient evidence to indicate a deferred tax asset will be realized, the associated valuation allowance is reversed.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 2. Significant accounting policies and recent accounting pronouncements (cont.)

ABTC recognizes positions taken or expected to be taken in a tax return in the Combined Financial Statements when it is more-likely-than-not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. ABTC recognizes any interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest or penalties related to income taxes that have been accrued or recognized as of December 31, 2024, 2023, and 2022.

Foreign currency

The U.S. dollar is the functional and presentation currency of ABTC. Parent has consolidated subsidiaries that have a non-U.S. dollar functional currency. Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at average rates during the period. Foreign currency translation adjustments are reflected within accumulated other comprehensive income (loss) in the Combined Statements of Equity (Deficit). Gains and losses from foreign currency transactions are included in profit or loss for the period. Foreign currency-denominated monetary assets and liabilities of Parent are translated using the rate of exchange prevailing at the reporting date, and non-monetary assets and liabilities measured at fair value are translated at the rate of exchange prevailing at the date when the fair value was determined. Revenues and expenses are measured at average rates during the period. Gains or losses on translation of these items are included in earnings. Foreign currency denominated non-monetary assets and liabilities, measured at historic cost, are translated at the rate of exchange at the transaction date. Certain foreign operations have been carved out and allocated to ABTC. Therefore, ABTC allocated a portion of these foreign currency impacts to its Financial Statements.

Business combinations

The net assets of businesses acquired are recorded at their fair value at the acquisition date and the Combined Financial Statements include their results of operations from that date. Any excess of acquisition consideration over the fair value of identifiable net assets acquired is recorded as goodwill. The major classes of assets and liabilities that ABTC allocates purchase price to, excluding goodwill, include ASIC miners, digital assets, and other current and long-term assets and liabilities.

Parent Net Investment

Parent net investment in the Combined Balance Sheets is presented in lieu of shareholders’ equity and represents Parent’s historical investment in ABTC, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from Parent. All cash transactions reflected in parent net investment by Parent in the accompanying Combined Balance Sheets have been considered as financing activities for purposes of the Combined Statements of Cash Flows.

Note 3. Discontinued Operations

On March 4, 2024, Parent announced the closure of its Drumheller, Alberta Bitcoin mining site after analysis of ABTC’s operations. It was determined that the profitability of the Drumheller site had been impacted significantly by various factors, including elevated energy costs and underlying voltage issues.

There is considerable management judgment necessary to determine the estimated future cash flows and fair values of ABTC’s long-lived assets, and, accordingly, actual results could vary significantly from such estimates, which fall under Level 3 within the fair value measurement hierarchy (see discussion of fair value measurements in Note 2).

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 3. Discontinued Operations (cont.)

The tables below outlines the results of discontinued operations for the years ended December 31, 2024, 2023, and 2022:

	December 31,
(in USD thousands)	2024	2023	2022
Revenue:	$981	$736	$—

Cost of revenue (exclusive of depreciation and amortization shown below):	3,895	602	—

Operating expenses:
Depreciation and amortization	169	51	—
General and administrative expenses	217	6	—
Impairment of long-lived assets	3,104	—	—
Total operating expenses	3,490	57	—
(Loss) income from discontinued operations before taxes	(6,404)	77	—
Income tax benefit	1,588	—	—
Net (loss) income	$(4,816)	$77	$—
Cash flows from discontinued operations (in USD thousands)	December 31,
	2024	2023
Operating cash flows (used in) provided by discontinued operations	$(3,291)	$128
Assets and Liabilities of discontinued operations (in USD thousands)	December 31,
	2024	2023
Assets	$—	$3,104
Liabilities	—	—

ABTC recorded impairment related to the mining equipment and mining infrastructure at the Drumheller site after the decision to cease operations at the site. Refer to Note 6. Property and equipment, net.

Note 4. Segment information

The following table presents summarized information for revenue by geographic area for the years ended December 31, 2024, 2023, and 2022:

(in USD thousands)	December 31,
	2024	2023	2022
Revenue
United States	$44,710	$59,740	$65,701
Canada	26,827	5,241	—
Total revenue	$71,537	$64,981	$65,701

The following table presents summarized information for long-lived assets by geographic area:

(in USD thousands)	December 31,
	2024	2023
United States	$35,214	$51,296
Canada	7,875	11,771
Total Long-Lived Assets	$43,089	$63,067

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 5. Digital assets

The following table presents the changes in carrying amount of digital assets as of December 31, 2023 and, 2024:

(in USD thousands)	Amount
Balance as of December 31, 2022	$757
Bitcoin assumed through the Business Combination	344,283
Revenue recognized from Bitcoin mined	64,981
Mining revenue earned in prior period received in current period	26
Carrying value of Bitcoin sold	(63,689)
Change in fair value of Bitcoin	33,470
Foreign currency translation adjustments	8,595
Mining revenue not received	(292)
Balance as of December 31, 2023	$388,131
Revenue recognized from Bitcoin mined	71,537
Revenue recognized from discontinued operations	981
Mining revenue earned in prior period received in current period	292
Bitcoin purchased	100,708
Carrying value of Bitcoin sold	(69,807)
Change in fair value of Bitcoin	509,303
Foreign currency translation adjustments	(51,644)
Balance as of December 31, 2024	$949,501
Number of Bitcoin held as of December 31, 2024	10,171
Number of Bitcoin pledged to BITMAIN as of December 31, 2024	968
Cost basis of Bitcoin held as of December 31, 2024	$443,127
Realized gains on the sale of Bitcoin for the year ended December 31, 2024	$10,045

Digital assets are either held in segregated custody accounts for the benefit of Parent, held in segregated custody accounts under Parent’s ownership and pledged as collateral under a borrowing arrangement or in connection with covered call options sold, or held by BITMAIN for the Bitcoin pledged in connection with the BITMAIN Purchase Agreement, as amended, for miner purchases from them. The details of the digital assets are as follows for the years ended:

	Amount		Number of digital assets
(in USD thousands)	2024	2023	2024	2023
Current
Bitcoin held in custody	$—	$4,583	—	109
Total current digital assets – held in custody	—	4,583	—	109
Current
Bitcoin pledged for miner purchase	92,389	—	968	—
Total current digital assets – pledged for miner purchase	92,389	—	968	—

Non-current
Bitcoin held in custody	525,236	282,998	5,648	6,704
Total non-current digital assets – held in custody	$525,236	$282,998	5,648	6,704

Non-current
Bitcoin pledged as collateral	331,876	100,550	3,555	2,382
Total non-current digital assets – pledged as collateral	331,876	100,550	3,555	2,382
Total digital assets	$949,501	$388,131	10,171	9,195

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 5. Digital assets (cont.)

In November 2024, Parent entered into the BITMAIN Purchase Agreement, with BITMAIN to purchase approximately 30,000 BITMAIN Antminer S21+ ASIC miners. In December 2024, Parent completed its Bitcoin pledge by depositing 968 Bitcoin into a segregated wallet with BITMAIN, which remains subject to a three-month redemption right from the shipment date of the purchased ASIC miners, whereby Parent has the option to repurchase, with cash, the pledged Bitcoin at a mutually agreed upon fixed price. If Parent does not exercise this right within the redemption period, BITMAIN will retain full ownership of the pledged Bitcoin as consideration for the purchased ASIC miners.

As of December 31, 2024, Parent had pledged 968 Bitcoin with a fair value of $92.4 million, classified as Digital assets — pledged for miner purchase under current assets on its Consolidated Balance Sheets. A corresponding Miner purchase liability of $15.1 million was recorded under Accounts payable and accrued expenses under current liabilities on ABTC’s Combined Balance Sheets, reflecting its obligation to either redeem the pledged Bitcoin for cash or put it towards the purchase of ASIC miners by not redeeming the pledged Bitcoin at the end of the redemption period.

In accordance with ASC Topic 610-20 Other Income — Gains and Losses from the Derecognition of Nonfinancial Assets, ABTC assessed the transfer of nonfinancial assets, Bitcoin, under ASC 606. Specifically, ABTC noted that the Bitcoin pledged to BITMAIN under the BITMAIN Purchase Agreement constitutes a repurchase agreement under ASC 606. As a result, the Bitcoin was not derecognized upon transfer as Parent retains a repurchase option.

Due to the redemption right and ABTC’s continued economic exposure to the Bitcoin, the pledged Bitcoin is separately classified as Digital assets — pledged for miner purchase on the Combined Balance Sheets, which represents restricted Bitcoin.

ABTC recorded a Bitcoin redemption right derivative asset with an initial fair value of $15.1 million. See Note 11. Derivatives for further information on this derivative asset.

Note 6. Property and equipment, net

The components of property and equipment, net were as follows:

	December 31,
(in USD thousands)	2024	2023
Miners and mining equipment	$74,230	$84,617
Less: Accumulated depreciation	(31,141)	(21,550)
Miners and mining equipment, net	$43,089	$63,067

Depreciation expense related to property and equipment was $22.7 million, $14.4 million, and $16.8 million, for the years ended December 31, 2024, 2023, and 2022, respectively.

Impairment of long-lived assets

On March 6, 2024, Parent announced the closure of its Drumheller site in Alberta, Canada. Parent further assessed the profitability of the site which indicated that an impairment triggering event had occurred. Accordingly, with the closure of the Drumheller site, the long-lived assets of the site were fully written down. This resulted in a write down of $3.1 million, which is reflected in the Loss from discontinued operations in ABTC’s Combined Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2024.

There was no impairment on ABTC’s long-lived assets for the year ended December 31, 2023. During the year ended December 31, 2022, adverse changes in the business climate, including decreases in the price of Bitcoin throughout, 2022, and the resulting decrease in the market price of miners and mining equipment, indicated that an impairment triggering event had occurred. Testing performed indicated that the estimated fair value of the miners was less than their net carrying value as of December 31, 2022. An impairment charge of approximately $49.7 million was recognized, decreasing the net carrying value of these assets to their estimated fair value.

There is considerable management judgment necessary to determine the estimated future cash flows and fair values of ABTC’s long-lived assets, and, accordingly, actual results could vary significantly from such estimates, which fall under Level 3 within the fair value measurement hierarchy (see discussion of fair value measurements in Note 2).

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 7. Deposits and prepaid expenses

The components of deposits and prepaid expenses are as follows:

	December 31,
(in USD thousands)	2024	2023
Deposits for miners	$31,951	$—
Prepaid insurance	135	1,331
Electricity deposits	10,564	9,814
Total deposits and prepaid expenses	$42,650	$11,145

Note 8. Business Combinations

As discussed in Note 1, Parent was party to the Business Combination which combined the businesses of USBTC and Legacy Hut. USBTC was identified as the accounting acquirer for financial statement reporting purposes.

The following table details the final purchase price of the Business Combination consideration to the valuations of the identifiable tangible and intangible assets acquired and liabilities assumed as of November 30, 2023, by Parent and the assets and liabilities allocated to ABTC’s Combined Financial Statements. Goodwill was fully attributable to Bitcoin mining operations, and thus allocated to ABTC.

(in USD thousands)	Fair Value Acquired by Parent	Fair Value Allocated to ABTC
Cash	$23,031	$—
Accounts receivable	2,073	—
Deposits and prepaid expenses	15,803	6,318
Digital assets – held in custody	254,330	254,089
Digital assets – pledged as collateral	90,194	90,194
Property and equipment, net	53,781	14,815
Operating lease right-of-use asset	12,426	—
Intangible assets, net	12,003	—
Goodwill	56,199	56,199
Accounts payable and accrued expenses	(25,484)	(957)
Operating lease liability	(12,120)	—
Finance lease liability	(1,433)	—
Loans payable	(49,776)	—
Total	$431,027	$420,658

Changes in the carrying amount of goodwill were as follows:

(in USD thousands)	December 31,
	2024	2023
Balance at beginning of fiscal year	$57,595	$—
Acquisition – Business Combination	—	56,199
Foreign currency translation adjustments	(4,513)	1,396
Total	$53,082	$57,595

As of December 31, 2024, there was no impairment of ABTC’s carrying amount of goodwill.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 9. Accounts payable and accrued expenses

The components of accounts payable and accrued expenses are as follows:

(in USD thousands)	December 31,
	2024	2023
Accounts payable	$876	$6,478
Accrued state sales taxes	7,275	7,275
Accrued compensation costs	2,151	1,881
Accrued electricity costs	5,609	1,884
Miner purchase liability	15,096	—
Other accruals	5	2,088
Total accounts payable and accrued expenses	$31,012	$19,606

As described in Note 5, ABTC recorded a corresponding financial liability to settle the BITMAIN Purchase Agreement.

Note 10. Loans and notes payable

Details of ABTC’s loans and notes payable are as follows:

(in USD thousands)				December 31,
Issuance Date	Maturity Date	Interest Rate		2024	2023
Anchorage Note
February 3, 2023	February 2, 2028	9.00	%(1)	$—	$44,634
Total principal balance				—	44,634
Less: unamortized discount and deferred financing costs				—	(272)
Total carrying amount				$—	$44,362
Less: current portion				—	2,912
Long-term portion				$—	$41,450

____________

(1)      The interest rate as of December 31, 2023 for the Anchorage Note was 14.00%.

As of September 27, 2024, the outstanding balance of the Anchorage Note (as defined below) was settled through a Debt Repayment Agreement (as defined below). Therefore, there are no maturities related to long-term debt as of December 31, 2024. See further discussion of the Debt Repayment Agreement below.

During the years ended December 31, 2024, 2023, and 2022, total principal payments of the debt, exclusive of debt extinguishment, were $11.5 million, $10.8 million, and $11.1 million, respectively. During the years ended December 31, 2024, 2023, and 2022, ABTC recorded amortization of debt issuance costs, included in interest expense, of $3.5 million, $6.3 million, $1.0 million, respectively. During the years ended December 31, 2024, 2023, and 2022, interest expense exclusive of the amortization of debt issuance costs was nil, $2.5 million, and $19.2 million, respectively.

ABTC accounts for all of its loans and notes payable in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470”), ASC 815, and ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). ABTC evaluated all of its loans and notes payable, for all periods presented, to determine if there were any embedded components that qualified as derivatives to be separately accounted for.

Anchorage Note

In February 2023, Parent restructured its outstanding Equipment Loan and Security Agreements (the “Anchorage Note”) with Anchorage Lending CA, LLC (“Anchorage”). The restructuring was accounted for under ASC 470-50 Modifications and Extinguishments. The stated interest rate was 9.0% and was subject to adjustment after each year the loan was outstanding, if Parent did not elect to prepay the Anchorage Note. Interest rate changes were fixed not variable.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 10. Loans and notes payable (cont.)

The Anchorage Note allowed Parent to pay the interest in kind (“PIK interest”) by capitalizing unpaid and accrued interest into the principal amount subject to certain conditions. Interest was earned on the first of each annual anniversary date and accrued on the principal balance and PIK interest from prior periods. In connection with the restructuring, the Parent paid approximately $0.7 million in closing fees, issued 2,960,000 shares of common stock of USBTC with an approximate value of $0.8 million (which shares were converted into shares of Parents’s common stock upon the closing of the Business Combination), and paid a termination fee of approximately $0.4 million. Monthly payments commenced on March 15, 2023, and represented 100% of net monthly cash flow from the immediately preceding calendar month activity related to certain ABTC ASIC miners as described below. The net monthly cash flow payment was allocated as follows: first, to pay all unpaid fees, costs, and expenses; second, to the payment of accrued and unpaid interest on the Anchorage Note; and third, to the principal amount of the Anchorage Note. If net monthly cash flows for a given month were zero or negative, then no monthly payment was due for such month.

The Anchorage Note was secured by approximately 21,000 miners at Parent’s Alpha and Salt Creek facilities and all property, equipment, machinery, and other assets located at Parent’s Alpha facility. On April 25, 2023, the Anchorage Note was amended so that interest accrued on the principal balance only and did not include prior period PIK interest.

On September 27, 2024, Parent entered into a Debt Repayment Agreement with Anchorage to exchange the $37.9 million outstanding balance of the Anchorage Note (exclusive of $1.5 million of deferred financing costs) as of the date of Debt Repayment Agreement for 2,313,435 shares of Parent’s common stock (the “Conversion”) at an exchange rate of $16.395 per share (the “Exchange Price”). Upon completion of the Conversion, the outstanding loan and all other related obligations of Parent under the Anchorage Note were satisfied (“Debt Repayment Agreement”). Additionally, as a result of the Conversion, ABTC derecognized the net carrying amount of the Anchorage Note as of the Conversion date of $36.4 million (inclusive of a $37.9 million outstanding balance and $1.5 million of deferred financing costs), recorded a gain on debt extinguishment of $6.0 million (inclusive of $0.2 million in debt extinguishment costs), and to net parent investment the fair value of the shares of Parent’s common stock issued, net of share issuance costs. Under the Debt Repayment Agreement, Parent agreed to file a registration statement with respect to the resale of the common stock issued under the Debt Repayment Agreement and provided Anchorage other customary rights with respect to such registration.

In the event that, on or prior to December 31, 2024, Parent (i) sold any shares of Parent’s common stock, other than pursuant to certain excluded issuances, at a price per share that is less than the Exchange Price or (ii) issued any debt or equity instrument of Parent or affiliates that was convertible into or exchangeable for shares of Parent common stock, other than pursuant to certain excluded issuances, at an initial conversion or exchange price, as applicable, that was less than the Exchange Price (“Better Offer”), then in each case, the Debt Repurchase Agreement would have been deemed to be amended to reflect a new Exchange Price that was the lowest Better Offer and Parent was required to forthwith issue to Anchorage additional shares of Parent common stock to reflect an Exchange Price that is equal to the lowest Better Offer. There were no issuances meeting these provisions on or prior to December 31, 2024, and therefore no additional shares of Parent common stock were issued to Anchorage.

NYDIG Loan

On July 27, 2021, Parent entered into a Master Equipment Finance Agreement with Arctos Credit, LLC, a Delaware limited liability company (“Arctos,” and such agreement the “MEFA”). Pursuant to the MEFA, Arctos advanced funds to Parent that were used to finance Bitcoin mining operations. The MEFA was collateralized by ASIC miners. On December 27, 2021, the MEFA was amended and NYDIG Trust Company LLC (“NYDIG”) replaced Arctos as the lender.

In December 2022 Parent received a note of default on its borrowing with NYDIG. On February 3, 2023, in connection with a restructuring of its debt obligations with NYDIG, Parent entered into an Asset Purchase Agreement with NYDIG pursuant to which Parent transferred certain of its assets, including certain of its equipment, real estate, and contracts to NYDIG in full satisfaction of the MEFA debt and the release of the security interests. As of February 3, 2023, Parent owes no amount of the MEFA debt to NYDIG and NYDIG holds no remaining security interests in the assets of Parent. As a result, Parent extinguished the outstanding balance and recorded a gain on extinguishment of

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 10. Loans and notes payable (cont.)

$23.7 million. Because this debt related to Bitcoin mining operations and was collateralized by ASIC miners, this gain was allocated to ABTC and is recorded as a gain on debt extinguishment in the Combined Statements of Operations and Comprehensive Income (Loss).

Note 11. Derivatives

The following table presents ABTC’s Combined Balance Sheets classification of derivatives carried at fair value:

(in USD thousands)	Balance Sheet Line	December 31, 2024		December 31, 2023
Derivative		Asset	Liability	Asset	Liability
Derivatives not designated as hedging instruments:
Bitcoin redemption option	Derivative asset	$18,076	$—	$—	$—
Covered call options	Derivative liability	—	18,437	—	—
Total derivatives		$18,076	$18,437	$—	$—

The following table presents the effect of derivatives on ABTC’s Combined Statements of Operations and Comprehensive Income (Loss):

(in USD thousands)	Statement of Operations Line	Year Ended 2024	Year Ended 2023	Year Ended 2022
Derivative
Derivatives not designated as hedging instruments:
Bitcoin redemption option	Gain on derivatives	$2,980	$—	$—
Covered call options	Gain on derivatives	3,800	—	—
Total derivatives		$6,780	$—	$—

Bitcoin redemption option

In December 2024, in connection with the BITMAIN Purchase Agreement, Parent pledged 968 Bitcoin to BITMAIN in connection with a purchase of approximately 30,000 BITMAIN Antminer S21+ ASIC miners. Parent has the option to redeem the pledged Bitcoin at a mutually agreed upon fixed price starting from and for up to three months after the shipment date of the purchased miners. The amount of Bitcoin that can be redeemed is pro-rata of the percentage of miners shipped. ABTC accounted for this Bitcoin redemption option as a Level 3 derivative asset as noted in Note 2. A significant unobservable input included in the fair value estimate of the Bitcoin redemption option is the estimated shipment date of the purchased miners, which management estimated to begin at the end of January 2025 as of December 31, 2024.

As of December 31, 2024 and December 18, 2024, Parent estimated the fair value of the Bitcoin redemption option using the Black-Scholes pricing model with the following inputs and inputs noted in the paragraph above:

	December 31, 2024	December 18, 2024
Implied volatility	61.54%	61.32%
Risk-free interest rate	4.27%	4.32%

The following table provides a summary of activity and change in fair value of the Bitcoin redemption option (Level 3 derivative asset):

(in USD thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023
Balance, beginning of period	$—	$—
Additions	15,096	—
Change in fair value	2,980	—
Balance, end of period	$18,076	$—

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 11. Derivatives (cont.)

Covered call options

During April 2024, Parent sold covered call options on 2,125 Bitcoin notional for proceeds of $20.8 million and during the year ended December 31, 2024, recorded a realized gain of $20.8 million as all such call options expired unexercised. As noted in Note 2, Parent sold covered call options on Bitcoin to generate cash flow on a portion of its Bitcoin. Parent pledged Bitcoin as collateral with one of its Bitcoin custodians, in a quantity equal to the notional amount, for these covered call options sold. The collateral was returned to Parent upon the expiration of the call options. The covered call options were only exercisable upon the date of expiry, were automatically exercised if the underlying reference price was greater than the strike price of the call option, and were net cash settled on the business day immediately following expiry. The reference price was the Bitcoin Reference Rate published by the CME Group and Crypto Facilities Ltd., or any successor (“BRR”), between 4:00 pm and 4:30 pm London time for a given date. The covered call options were carried at fair value and were Level 2 liabilities as noted in Note 2.

During October 2024, Parent sold additional covered call options on 2,000 Bitcoin notional for proceeds of $2.9 million. During November 2024, Parent rolled these call options into new call options with the same Bitcoin notional. Parent achieved this roll by exchanging its previous call options sold for new call options. As a result of the roll, Parent paid $1.5 million in cash and recorded a realized loss of $23.3 million during the year ended December 31, 2024. Parent has pledged Bitcoin as collateral with one of its Bitcoin custodians in a quantity equal to the notional amount for these covered call options sold. The collateral continues to be pledged in the same manner after the roll. The covered call options exchanged in the roll were only exercisable upon the date of expiry, were automatically exercised if the underlying reference price was greater than the strike price of the call option, and were settled with delivery of the underlying Bitcoin. The reference price was the BRR at 4:00 pm London time for a given date. The covered call options were carried at fair value and were Level 2 liabilities as noted in Note 2. The new call options received by Parent in the roll have the same terms as the call options exchanged by Parent in the roll, except that the reference price is the Coinbase Prime Bitcoin price quoted in U.S. Dollars at 4:00 pm London time for a given date.

Note 12. Stock-based compensation

As of December 31, 2024, Parent had three stock-based compensation plans, the Hut 8 Mining Corp. Omnibus Long-Term Incentive Plan, the Hut 8 Corp. Rollover Option Plan, and the Hut 8 Corp. 2023 Omnibus Incentive Plan. The components and classification of stock-based compensation expense related to stock awards issued under these plans have been allocated from Parent to ABTC. The total stock-based compensation expense allocated to ABTC for the years ended December 31, 2024, 2023, and 2022 was $9.2 million, $9.1 million, and $4.9 million, respectively. Stock-based compensation expense is included in general and administrative expenses in the Combined Statements of Operations and Comprehensive Income (Loss) for all the periods presented.

Note 13. Income taxes

The accompanying Combined Financial Statements reflect the income tax provision and related balances of Bitcoin mining activities as historically reported by Parent in its financial statements for the years ended December 31, 2024, 2023 and 2022. The income tax provision amounts presented in the Combined Financial Statements have been prepared following the separate return method, as if ABTC had filed separate income tax returns, although it was not a separate legal entity for tax filing purposes for the periods presented.

Under the separate return method, current and deferred income taxes are allocated to ABTC in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740, “Income Taxes.” ABTC’s provision for income taxes may differ from the amounts reflected in Parent’s consolidated financial statements due to the following: (1) differing interpretations of standalone tax positions; (2) differing financial statement periods under audit; and (3) ABTC used actual amounts from the filed tax returns, rather than estimates from the provision, for the years ended December 31, 2023 and 2022. This approach yields deferred assets and liabilities that differ from those that otherwise would have been previously recorded for ABTC’s operations in the prior year’s tax provision. This disparity is because of

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 13. Income taxes (cont.)

tax return true-ups that, within the carve-out setting, will be recorded in the appropriate periods. ABTC has analyzed the differences and adjusted for true-ups that result from information that existed as of the date of the financial statements and not adjusted for new information or developments related to the subsequent period.

ABTC did not maintain its own stand-alone tax filings, and its operations were included in the tax returns filed by Parent; as such, no formal tax sharing agreement existed. The income taxes recorded in these Combined Financial Statements do not reflect any liabilities to or receivables from Parent for taxes paid or received.

For financial reporting purposes, income (loss) before income taxes includes the following components:

	Twelve Months Ended
(in USD thousands)	December 31, 2024	December 31, 2023	December 31, 2022
United States	$(22,142)	$(10,626)	$(104,600)
Foreign	515,500	31,435	—
Discontinued operations	(6,404)	—	—
Total	$486,954	$20,809	$(104,600)

Current and Deferred Taxes

The components of the (provision) benefit for income taxes consists of:

(in USD thousands)	Year Ended December 31,
	2024	2023	2022
Current
U.S. Federal	$(626)	$(412)	$—
U.S. State	(263)	(355)	—
Foreign	—	—	—
Total current	(889)	(767)	—

Deferred
U.S. Federal	207	165	392
U.S. State	—	—	—
Foreign	(58,925)	19,406	—
Total deferred	(58,718)	19,571	392

Discontinued operations
U.S. Federal	—	—	—
U.S. State	—	—	—
Foreign	1,588	—	—
Total discontinued operations	1,588	—	—
Total	$(58,019)	$18,804	$392

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 13. Income taxes (cont.)

A reconciliation of the U.S. federal statutory income tax rates to ABTC’s effective tax rate is as follows:

Continuing Operations

(in USD thousands)	Year Ended
	December 31, 2024		December 31, 2023		December 31, 2022
Tax benefit (provision) computed at the federal statutory rate	$(103,607)	21.00%	$(4,370)	21.00%	$21,966	21.00%
State taxes, net of federal tax benefit	3,263	(0.66)%	723	(3.47)%	(158)	(0.15)%
Permanent differences	3,317	(0.67)%	2,600	(12.49)%	(199)	(0.19)%
Stock based compensation	364	(0.07)%	(677)	3.25%	(848)	(0.81)%
Foreign earnings taxed at a higher rate	49,214	(9.98)%	2,744	(13.19)%	—	—%
Return to provision adjustments	(3,276)	0.66%	2,077	(9.98)%	158	0.15%
Subpart F Income	(69,779)	14.14%	(27,069)	130.07%	—	—%
Change in valuation allowance	60,871	(12.35)%	42,818	(205.75)%	(20,260)	(19.36)%
Other items	26	(0.01)%	(42)	0.20%	(267)	(0.26)%
Effective tax rate	$(59,607)	12.08%	$18,804	(90.36)%	$392	0.38%

Discontinued Operations

	Year Ended
(in USD thousands)	December 31, 2024		December 31, 2023		December 31, 2022
Tax benefit (provision) computed at the federal statutory rate	$1,347	21.00%	$—	—%	$—	—%
Foreign earnings taxed at a higher rate	241	3.75%	—	—%	—	—%
Effective tax rate	$1,588	24.75%	$—	—%	$—	—%

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 13. Income taxes (cont.)

Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates expected to be in effect when such differences reverse.

The following table summarizes the components of deferred tax assets and deferred tax liabilities:

Continued Operations

(in USD thousands)	Year Ended December 31,
	2024	2023	2022
Deferred tax assets
Capital tax losses carried forward	$5,341	$5,800	$5,926
Interest	6,305	6,603	5,487
Stock based compensation	2,014	177	65
Accrued expenses	3,215	2,624	—
Operating tax losses carried forward	23,485	27,546	17,739
Impairment Loss	12,972	9,904	2,841
Property and equipment, net	18,091	15,927	—
Total deferred tax assets	71,423	68,581	32,058

Deferred tax liabilities
Goodwill	—	—	—
Property and equipment, net	—	—	(5,157)
Digital assets	(73,873)	(15,481)	—
Subpart F Income	(91,195)	(26,603)	—
Derivatives	(1,598)	—	—
Total deferred tax liabilities	(166,666)	(42,084)	(5,157)
Valuation allowance	52,663	(8,208)	(27,879)
Total net deferred tax asset/(liability)	(42,580)	18,289	(978)

Discontinued Operations

	Twelve Months Ended December 31,
(in USD thousands)	2024	2023	2022
Deferred tax assets
Capital tax losses carried forward	$—	$—	$—
Operating tax losses carried forward	819	—	—
Property and equipment, net	769	—	—
Total deferred tax assets	$1,588	$—	$—

Deferred tax liabilities
Goodwill	$—	$—	$—
Total deferred tax liabilities	$—	$—	$—
Valuation allowance	—	—	—
Total net deferred tax asset/(liability)	$1,588	$—	$—

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 13. Income taxes (cont.)

Valuation Allowance

3 Year Cumulative Income/(Loss) Position – United States

(in USD thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022	Cumulative 3 Year Income/(Loss)
Profit before tax	$(22,142)	$(10,626)	$(104,600)	$(137,368)
Permanent difference	23,333	9,210	540	33,083
Total	$1,191	$(1,416)	$(104,060)	$(104,285)

3 Year Cumulative Income/(Loss) Position – Canada

(in USD thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022	Cumulative 3 Year Income/(Loss)
Profit before tax	$509,096	$31,436	$—	$540,531
Permanent difference	(258,281)	(16,152)	—	(274,433)
Total	$250,815	$15,283	$—	$266,098

ABTC has evaluated the need for a valuation allowance for its U.S. operations in accordance with the prescriptive guidance in ASC 740. ABTC has a history of losses, including a cumulative loss position for all periods covered in these Combined Financial Statements. As such, management has determined that it is more likely than not that ABTC will not realize its deferred tax assets in the upcoming years and has concluded that an allowance is appropriate.

ABTC’s Canadian operations are profitable without a history of cumulative losses for all periods covered in these Combined Financial Statements. The Canadian operations have significant positive evidence to support the position that a valuation allowance is not needed for its deferred tax assets given the profitability and the overall net deferred tax liability position.

Uncertain Tax Positions

ABTC adheres to the provisions of ASC 740-10 (formerly FIN 48). ASC 740-10 requires financial statement recognition of the impact of a tax position if a position is more likely than not of being sustained on audit, based on the technical merits of the position. As of the dates presented, ABTC’s management has determined that there are no uncertain tax positions that need to be recorded.

Net Operating Losses and Tax Credits

U.S. Federal and State

Parent had historical U.S. Federal and Florida net operating loss (“NOLs”) carryforwards of $8.9 million (tax effected) and $107 thousand (tax effected, post apportionment), respectively, generated solely from activities during the year ended December 31, 2021. ABTC has performed an analysis of the income tax calculation for the year ended December 31, 2021, and recalculated taxable income to only include activities specifically related to ABTC. As such, ABTC has determined it has historical U.S. Federal NOLs of $6.6 million (tax effected) and Florida historical NOLs of $45 thousand (tax effected, post apportionment), which are recognized as carryforwards in these Combined Financial Statements.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 13. Income taxes (cont.)

ABTC had Federal NOLs (tax effected) of $17.3 million as of December 31, 2022, $15.7 million as of December 31, 2023, and $13.2 million as of December 31, 2024. For State NOLs, ABTC had $409 thousand as of December 31, 2022, $0 as of December 31, 2023, and $913 thousand as of December 31, 2024.

ABTC had Federal Capital Loss Carryforwards of $5.4 million for the year ended December 31, 2022, $5.3 million for the year ended December 31, 2023, and $4.9 million for the year ended December 31, 2024. For State Capital Loss Carryforwards, ABTC had $531 thousand for the year ended December 31, 2022, $501 thousand for the year ended December 31, 2023, and $490 thousand for the year ended December 31, 2024.

Foreign

Parent had acquired Canadian NOLs of $84.8 million because of the Business Combination in November 2023. ABTC reviewed historical NOLs by Canadian entity and by year to determine which NOLs were attributable to ABTC for purposes of these Combined Financial Statements. As a result, ABTC has determined historical NOLs of $12.2 million (tax effected) were related to ABTC and are recognized as carryforwards in these Combined Financial Statements. As of the date of these financial statements, Parent had acquired capital loss carryforwards, but upon review, it was determined that none of the capital losses were attributable to ABTC in these Combined Financial Statements.

ABTC had Canadian NOLs of $0 as of December 31, 2022, $11.9 million as of December 31, 2023, and $10.2 million as of December 31, 2024. The $10.2 million for the year ended December 31, 2024 consists of $9.4 million from continued operations and $819 thousand from discontinued operations.

Note 14. Concentrations

The only digital asset mined during the years ended December 31, 2024, 2023, and 2022 has been Bitcoin. Therefore, 100% of ABTC’s revenue is related to one digital asset. Parent used two mining pool operators during the year ended December 31, 2024, and three mining pool operators during the years ended December 31, 2023 and 2022.

Note 15. Related party transactions

Parties are considered related to ABTC if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with ABTC. This includes equity method investment entities. Related parties also include principal owners of ABTC, its management, members of the immediate families of principal owners of ABTC and its management and other parties with which ABTC may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. ABTC discloses all known related party transactions.

Cost Allocations from Parent

Parent provides significant support functions to ABTC. The Combined Financial Statements reflect an allocation of these costs. Allocated costs included in cost of revenue relate to support primarily consisting of electricity, facilities, repairs and maintenance, and labor which are predominantly allocated based on revenue. Allocated costs included in Selling, general, and administrative expenses primarily relate to finance, human resources, benefits administration, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions and are predominantly allocated based on a percentage of revenue. See Note 1 for a discussion of these costs and the methodology used to allocate them.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 15. Related party transactions (cont.)

Net Parent Investment

The net transfers to and from Parent discussed above were as follows:

	Year Ended December 31,
(in USD thousands)	2024	2023	2022
Cash pooling and general financing activities	$97,129	$(29,577)	$(8,943)
Corporate allocations	34,970	34,186	18,361
Net transfers from parent per Combined Statements of Cash Flows	132,099	4,609	9,418
Shares issued in the Business Combination	—	420,658	—
Parent common stock issued in debt modification	—	791	—
Contribution by parent related to debt extinguishment	30,420	10,721	—
Stock based compensation funded by parent	9,173	9,107	4,933
Net transfers from parent per Combined Statements of Equity	$171,692	$445,886	$14,351

Note 16. Commitments and contingencies

BITMAIN Purchase Agreement

The BITMAIN Purchase Agreement includes the following financial commitments: a Bitcoin redemption option, recognized as a derivative asset under ASC 815, measured at fair value at each reporting period, a Miner purchase liability representing a commitment to settle the obligation in cash if the redemption right is exercised before expiration, and a derecognition of Digital assets — pledged for miner purchase if the redemption right is not exercised.

Legal and regulatory matters

ABTC is subject at times to various claims, lawsuits and governmental proceedings relating to the ABTC’s business and transactions arising in the ordinary course of business. ABTC cannot predict the final outcome of such proceedings. Where appropriate, ABTC vigorously defends such claims, lawsuits and proceedings. Some of these claims, lawsuits and proceedings seek damages, including, consequential, exemplary or punitive damages, in amounts that could, if awarded, be significant. Certain of the claims, lawsuits and proceedings that may arise in ordinary course of business are covered by ABTC’s insurance program. ABTC maintains property and various types of liability insurance in an effort to protect ABTC from such claims. In terms of any matters where there is no insurance coverage available to ABTC, or where coverage is available and ABTC maintains a retention or deductible associated with such insurance, ABTC may establish an accrual for such loss, retention or deductible based on current available information. In accordance with accounting guidance, if it is probable that an asset has been impaired or a liability has been incurred as of the date of the Combined Financial Statements, and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by ABTC in the accompanying Combined Balance Sheets. If it is reasonably possible that an asset may be impaired as of the date of the Combined Financial Statements, then ABTC discloses the range of possible loss. Expenses related to the defense of such claims are recorded by ABTC as incurred and included in the accompanying Combined Statements of Operations and Comprehensive Income (Loss). Management, with the assistance of outside counsel, may from time to time adjust such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting ABTC’s defense of such matters. On the basis of current information, ABTC does not believe there is a reasonable possibility that any material loss will result from any claims, lawsuits and proceedings to which ABTC is subject to either individually, or in the aggregate.

American Bitcoin Corp.
Notes to the Audited Combined Financial Statements

Note 17. Subsequent events

ABTC has completed an evaluation of all subsequent events after the balance sheet date up to the date that the Combined Financial Statements were available to be issued. Except as described below, ABTC has concluded no other subsequent events have occurred that require disclosure.

The Transactions

As described in Note 1, on March 31, 2025, Parent, ADC, and the stockholders of ADC entered into the Agreement, pursuant to which Parent contributed to ADC substantially all of Parent’s wholly-owned ASIC miners, representing the business of ABTC, in exchange for newly issued Class B Common Stock of ADC, representing 80% of the total and combined voting power and 80% of the issued and outstanding equity interests of ADC after giving effect to the issuance. In connection with the Transactions, ADC was renamed American Bitcoin Corp. and became a majority-owned subsidiary of Parent. The Transactions did not meet the business combination criteria under FASB ASC Topic 805, Business Combinations. The net book value of the assets contributed by ABTC was $115.8 million.

The Gryphon Merger

As described in Note 1, on May 9, 2025, Gryphon, Merger Sub Inc., Merger Sub LLC, and ABTC, entered into the Merger Agreement. Following the Mergers, Gryphon will be renamed American Bitcoin Corp. and ABTC’s business is expected to be the business of the Combined Company.

Following the closing of the transactions contemplated by the Merger Agreement, including the Mergers, (i) the aggregate number of shares of ABTC Class A common stock and Class B common stock issued to ABTC equity holders as consideration for the Merger is expected to represent approximately 98% of the outstanding equity interests of the Combined Company, on a fully diluted basis, and (ii) Gryphon equity holders are expected to own 2.0% of the outstanding equity interests of the Combined Company, on a fully diluted basis, after their shares of Gryphon common stock are reclassified into shares of Combined Company Class A common stock.